A.M. CASTLE & CO. - 8-K

Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of December 8, 2016

among

A.M. CASTLE & CO.
and
TOTAL PLASTICS, INC.,

as Borrowers,

A.M. CASTLE & CO. (CANADA) INC.,
HY-ALLOY STEELS COMPANY,
KEYSTONE SERVICE, INC.
and
KEYSTONE TUBE COMPANY, LLC,

as Guarantors,

VARIOUS LENDERS,

and

CANTOR FITZGERALD SECURITIES,
as Administrative Agent and Collateral Agent

$112,000,000 Senior Secured Credit Facilities
$75,000,000 Initial Term Loan Facility
$37,000,000 Delayed Draw Term Loan Facility

TABLE OF CONTENTS

Section 1.	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	2
1.2	Accounting Terms	36
1.3	Interpretation, etc.	37
1.4	Administrative Borrower Agent for the Borrowers	37
1.5	Permitted Liens	37

Section 2.	TERM LOANS	38
2.1	Initial Term Loans	38
2.2	Delayed Draw Term Loans	38
2.3	Pro Rata Shares; Availability of Funds	40
2.4	Use of Proceeds	41
2.5	Evidence of Debt; Register; Lenders’ Books and Records; Notes	41
2.6	Interest on Loans	42
2.7	Default Interest	43
2.8	Fees	43
2.9	Voluntary Prepayments	43
2.10	Mandatory Prepayments	44
2.11	Application of Prepayments.	45
2.12	General Provisions Regarding Payments	46
2.13	Ratable Sharing	48
2.14	Increased Costs; Capital Adequacy	49
2.15	Taxes; Withholding, etc.	50
2.16	Obligation to Mitigate	54
2.17	Defaulting Lenders	54
2.18	Removal or Replacement of a Lender	55
2.19	Joint and Several Liability of the Borrowers	56

Section 3.	CONDITIONS PRECEDENT	59
3.1	Closing Date	59
3.2	Conditions to each Delayed Draw Term Loan	66
3.3	Notices	66

Section 4.	REPRESENTATIONS AND WARRANTIES	66
4.1	Organization; Requisite Power and Authority; Qualification	66
4.2	Capital Stock and Ownership	67
4.3	Due Authorization	67
4.4	No Conflict	67
4.5	Governmental Consents	67
4.6	Binding Obligation	68
4.7	Historical Financial Statements	68
4.8	No Material Adverse Change	68

i

4.9	Adverse Proceedings, etc.	68
4.10	Payment of Taxes	68
4.11	Properties	69
4.12	Environmental Matters	70
4.13	No Defaults	70
4.14	Material Contracts	70
4.15	Governmental Regulation	71
4.16	Margin Stock	71
4.17	Employee Matters	71
4.18	Employee Benefit Plans	72
4.19	Certain Fees	73
4.20	Solvency	73
4.21	Compliance with Statutes, etc.	73
4.22	Disclosure	73
4.23	Terrorism Laws and FCPA	74
4.24	Insurance	75
4.25	Common Enterprise	75
4.26	Security Interest in Collateral	75
4.27	Affiliate Transactions	75
4.28	Intellectual Property	76
4.29	Permits, Etc	76

Section 5.	AFFIRMATIVE COVENANTS	76
5.1	Financial Statements and Other Reports	76
5.2	Existence	82
5.3	Payment of Taxes and Claims	82
5.4	Maintenance of Properties	82
5.5	Insurance	83
5.6	Books and Records; Inspections	83
5.7	Lenders Meetings	84
5.8	Compliance with Laws	84
5.9	Environmental	84
5.10	Subsidiaries	87
5.11	Additional Material Real Estate Assets	87
5.12	Further Assurances	88
5.13	Miscellaneous Business Covenants	88
5.14	Use of Proceeds	88
5.15	Post-Closing Matters	88
5.16	Additional Guarantors	89

Section 6.	NEGATIVE COVENANTS	89
6.1	Indebtedness	89
6.2	Liens	91
6.3	No Further Negative Pledges	93
6.4	Taxes	93
6.5	Restrictions on Subsidiary Distributions	93

6.6	Investments	93
6.7	Financial Covenants	95
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	96
6.9	Disposal of Subsidiary Interests	97
6.10	Sales and Lease Backs	97
6.11	Transactions with Shareholders and Affiliates	97
6.12	Conduct of Business	97
6.13	Amendments or Waivers of with respect to Subordinated Indebtedness	97
6.14	Fiscal Year	98
6.15	Deposit Accounts	98
6.16	Amendments to Organizational Agreements	98
6.17	Prepayments of Certain Indebtedness	98
6.18	Issuance of Capital Stock	98

Section 7.	GUARANTY	99
7.1	Guaranty of the Obligations	99
7.2	Contribution by Guarantors	99
7.3	Indemnity and Subrogation	100
7.4	Contribution and Subrogation	100
7.5	Payment by Guarantors	100
7.6	Liability of Guarantors Absolute	101
7.7	Waivers by Guarantors	103
7.8	Guarantors’ Rights of Subrogation, Contribution, etc.	103
7.9	Subordination of Other Obligations	104
7.10	Continuing Guaranty	104
7.11	Authority of Guarantors or Borrowers	104
7.12	Financial Condition of Borrowers	104
7.13	Bankruptcy, etc.	104
7.14	Discharge of Guaranty Upon Sale of Guarantor	105
7.15	Taxes	105
7.16	Maximum Liability	105
7.17	Indemnity	106
7.18	Primary Obligation	106
7.19	Subrogation	106

Section 8.	EVENTS OF DEFAULT	106
8.1	Events of Default	106
8.2	Acceleration as a Result of an Event of Default	109

Section 9.	AGENTS	109
9.1	Appointment of Agents	109
9.2	Powers and Duties	110
9.3	General Immunity	110
9.4	Reliance by Agents	112
9.5	Agents Entitled to Act as Lender	112
9.6	Lenders’ Representations, Warranties and Acknowledgment	113

9.7	Right to Indemnity	113
9.8	Successor Administrative Agent	114
9.9	Collateral Documents and Guaranty	115
9.10	Posting of Approved Electronic Communications	116
9.11	Proofs of Claim	118
9.12	Violations of Terrorism Laws	118
9.13	Anti-Money Laundering Legislation	118
9.14	Credit Bid	119

Section 10.	MISCELLANEOUS	119
10.1	Notices	119
10.2	Expenses	120
10.3	Indemnity	120
10.4	Set Off	121
10.5	Amendments and Waivers	122
10.6	Successors and Assigns; Participations	123
10.7	Special Purpose Funding Vehicles	127
10.8	Independence of Covenants	127
10.9	Survival of Representations, Warranties and Agreements	127
10.10	No Waiver; Remedies Cumulative	128
10.11	Marshalling; Payments Set Aside	128
10.12	Severability	128
10.13	Obligations Several; Independent Nature of Lenders’ Rights	128
10.14	Headings	128
10.15	APPLICABLE LAW	128
10.16	CONSENT TO JURISDICTION	129
10.17	WAIVER OF JURY TRIAL	130
10.18	Confidentiality	130
10.19	Usury Savings Clause	131
10.20	Counterparts	132
10.21	Effectiveness	132
10.22	Patriot Act	132
10.23	Disclosure	132
10.24	Appointment for Perfection	132
10.25	Force Majeure	132
10.26	Advertising and Publicity	133
10.27	Entire Agreement	133

APPENDICES:	A-1	Initial Term Loan Commitments
	A-2	Delayed Draw Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Material Real Estate Assets
	1.1(b)	Competitors
	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.11	Real Estate Assets
	4.14	Material Contracts
	4.18	ERISA Events
	4.24	Insurance
	5.15	Post-Closing Deliverables
	5.16	Foreign Credit Support Party Deliverables
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments
	6.10	Affiliate Transactions
	6.15	Closing Date Control Agreements

EXHIBITS:	A-1	Initial Funding Notice
	A-2	Delayed Draw Funding Notice
	B-1	Initial Term Loan Note
	B-2	Delayed Draw Term Loan Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Regarding Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	G-3	Collateral Questionnaire
	H	Counterpart Agreement
	I-1	Pledge and Security Agreement
	I-2	Canadian Pledge and Security Agreement
	J-1	Mortgage
	J-2	Deed of Trust
	K	Landlord Collateral Access Agreement
	L	Bailee’s Letter
	M	Intercreditor Amendment Agreement
	N	Supplemental Indenture
	O	Warrants

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 8, 2016 is entered into by and among A.M. CASTLE & CO., a corporation organized under the laws of the state of Maryland (the “Company”) and TOTAL PLASTICS INC., a corporation organized under the laws of the state of Michigan (“TPI”; and together with the Company, each, a “Borrower” and collectively, the “Borrowers”), A.M. CASTLE & CO. (CANADA) INC., a corporation existing under the laws of the province of British Columbia, Canada (“Castle Canada”), HY-ALLOY STEELS COMPANY, a corporation organized under the laws of the state of Delaware (“HY-Alloy”), KEYSTONE SERVICE, INC., a corporation organized under the laws of the state of Indiana (“Keystone Service”) and KEYSTONE TUBE COMPANY, LLC, a limited liability company organized under the laws of the state of Delaware (“Keystone”; and together with Castle Canada, HY-Alloy, Keystone Service and each other Subsidiary (as defined below) of the Company party hereto from time to time as a guarantor, a “Guarantor” and collectively, the “Guarantors”), the Lenders party hereto from time to time, CANTOR FITZGERALD SECURITIES (“Cantor Fitzgerald”, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, subject to the terms and conditions hereof, Lenders have agreed to extend certain credit facilities to the Borrowers in the form of term loans in an aggregate principal amount of $75,000,000, the proceeds of which will be used for the purposes described in Section 2.4;

WHEREAS, subject to the terms and conditions hereof, Lenders have agreed to extend certain credit facilities to the Borrowers in the form of delayed draw term loans in an aggregate principal amount of $37,000,000, the proceeds of which will be used for the purposes described in Section 2.4;

WHEREAS, each Borrower has agreed to secure all of its and the other Credit Parties’ Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a first priority lien on its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries; and

WHEREAS, each Guarantor has agreed to guarantee the obligations of the Borrowers and the other Credit Parties hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a first priority lien on their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.             DEFINITIONS AND INTERPRETATION

1.1         Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2017 Convertible Notes” means the 7.00% convertible senior notes due 2017 issued by the Company on December 15, 2011.

“2019 Convertible Notes” means the 5.25% convertible senior secured notes due 2019 issued by the Company on May 19, 2016.

“Accounts” means and include with respect to each Borrower or Guarantor, all of such Borrower’s or Guarantor’s “accounts” as defined in the UCC (or the PPSA (as applicable)), whether now owned or hereafter acquired including, without limitation all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which Credit Parties shall make all payments to the Administrative Agent for the benefit of Agent and Lenders under this Agreement and the other Credit Documents.

“Administrative Borrower” as defined in Section 1.4.

“Advance Rate” means (i) with respect to Eligible Accounts, 85%, (ii) with respect to Eligible Inventory, 65% and (iii) with respect to the Net Orderly Liquidation Value of Eligible Real Estate, 55%.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall any Agent or Lender be considered an “Affiliate” of any Credit Party due to such Agent’s or Lender’s rights hereunder or under any other Credit Document.

“Agency Fee Letter” means the fee letter dated on or about the date of this Agreement between the Borrowers and Cantor Fitzgerald as Administrative Agent and Collateral Agent.

“Agent” means each of the Administrative Agent and the Collateral Agent (and any sub-agent thereof (including, without limitation, the Manitoba Collateral Agent)).

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 8, 2016, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of the Company’s Subsidiaries, other than inventory sold or leased in the ordinary course of business.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease related to such sale and leaseback transaction (including any period for which such lease has been or may be extended), and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, secretary or treasurer, in each case, whose signatures and incumbency have been certified to the Administrative Agent.

“Bailee’s Letter” means a bailee letter substantially in the form of Exhibit L with such amendments or modifications as may be approved by the Collateral Agent (acting pursuant to the direction of the Requisite Lenders).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute and Canadian Insolvency Laws.

“BBA Rules” means Subchapter C of Chapter 63 of the Internal Revenue Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Beneficiary” means each Agent and Lender.

“Blackburn Facility” means that certain facility located at Units 1, 10 and 11, Walker Industrial Park, Guide, Blackburn BB1 2QE, United Kingdom.

“Borrowers” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, the Province of British Columbia or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Business Trade Secrets” as defined in Section 4.28.

“Canadian Accounts” means each of (i) the Collection (ZBA) account with account number 46788114, (ii) the Collection (ZBA) account with account number 46788213, (iii) the Concentration account with account number 46788205 and (iv) the Concentration account with account number 46788106, in each case held by Castle Canada with Bank of America Canada Branch, 200 Front St. West, 26th Floor, Toronto, Ontario, M5V 3L2, Canada.

“Canadian Insolvency Laws’ means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), any similar laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law or provisions of any statute of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada), which is sponsored, administered or contributed to or by the Credit Parties or any of their subsidiaries or under which the Credit Parties or any of their subsidiaries have any liability, contingent or otherwise.

“Cantor Fitzgerald” as defined in the preamble hereto.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or any combination thereof) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the Government of Canada, or (b) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, any province or territory of Canada or any political subdivision of any such province or territory or any public instrumentality thereof in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a)  has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate in the form attached as Exhibit F.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law’, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any Person who is a direct or indirect shareholder of the Company as of the date hereof and (ii) any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority of the voting power of the total outstanding Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such interests in the Capital Stock of the Company that such “person” or “group” has the right to acquire pursuant to any option right; or

(b)          a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least sixty-six and two-thirds percent (66⅔%) of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and (ii) above constituting at the time of such election or nomination at least sixty-six and two-thirds percent (66⅔%) of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of solicitation of proxies or consents for the election or removal of one or more directors by any person or group by or on behalf of the board of directors); or

(c)          any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing a majority of the combined voting power of such Capital Stock; or

(d)          a “Change of Control” or other similar event under, and as defined in, the Second Lien Secured Notes or the 2019 Convertible Notes.

For purposes of this definition, “control” of a Credit Party shall mean the power, direct or indirect, (i) to vote fifty-one percent (51%) or more of the Capital Stock having ordinary voting power for the election of directors (or equivalent governing body) of any Credit Party and (ii) to direct or cause the direction of the management and policies of any Credit Party by contract or otherwise.

“Closing Date” means the date on which the Initial Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(i)(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, each Control Agreement, the Mortgages, the Landlord Collateral Access Agreements and Bailee’s Letters, if any, and all other instruments, documents and agreements that create legal obligations delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate substantially in the form of Exhibit G-3 that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Initial Term Loan Commitment or Delayed Draw Term Loan Commitment.

“Communications” as defined in Section 9.10(a).

“Company” as defined in the preamble hereto.

“Competitor” shall mean each of the entities listed in Schedule 1.1(b).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to Consolidated Net Income:

plus

(i)           the sum, without duplication, of the amounts for such period of:

(a)       Consolidated Net Income, plus

(b)       Consolidated Interest Expense, plus

(c)       provisions for taxes based on income, plus

(d)       total depreciation expense, plus

(e)       total amortization expense, plus

(f)        fees and expenses incurred in connection with the execution of this Agreement, plus

(g)       non-recurring expenses related to (i) asset sales, (ii) the reallocation expense arising from the consolidation of the Trafford Park Facility and the Blackburn Facility and (iii) the closure of the Dallas Facility, plus

(h)       severance expenses as set out in the cost reduction plan provided by the Company to Ducera Partners LLC prior to the Closing Date,_plus

(i)        non-cash foreign exchange losses (with a deduction for the amount of any non-cash foreign exchange gains), plus

(j)        non-cash hedging losses (with a deduction for the amount of any non-cash hedging gains), plus

(k)       the amount of any franchise taxes, plus

(l)        other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus

(ii)          the sum, without duplication of the amounts for such period to the extent included in the calculation of Consolidated Net Income of:

(a)       other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(b)       interest income, plus

(c)       extraordinary gains and other extraordinary income (as determined in accordance with GAAP);

provided that, for calculating the Consolidated Adjusted EBITDA for any measuring period that includes any Fiscal Quarter that ended prior to the Closing Date, the deemed Consolidated Adjusted EBITDA for such Fiscal Quarter shall be as set forth below:

Fiscal Quarter Ending	Deemed Consolidated Adjusted EBITDA
March 31, 2016	$(11,628,455)
June 30, 2016	$(3,359,482)
September 30, 2016	$(7,668,302)

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt and (ii) other Indebtedness with a stated maturity of less than one year that is outstanding at such time.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for the Company and its Subsidiaries on a consolidated basis equal to:

(i)           the sum, without duplication, of the amounts for such period of:

(a) Consolidated Adjusted EBITDA, plus

(b) interest income, plus

(c) extraordinary cash gains and extraordinary cash other income, minus

(ii)          the sum, without duplication, of the amounts for such period of:

(a)       voluntary and scheduled repayments of Consolidated Total Debt permitted hereunder (excluding repayments of any revolving credit indebtedness except to the extent the obligation of the relevant lenders to make such revolving credit available is permanently reduced or terminated in connection with such repayments, to the extent of such reduction or termination), plus

(b)       Consolidated Cash Interest Expense, plus

(c)       capital expenditure, plus

(d)       clauses (f), (g), (h), (i), (j) and (k) as set forth in the definition of Consolidated Adjusted EBITDA, plus

(e)       provisions for current taxes based on income of the Company and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, any amounts referred to in Section 2.8(b) payable on or before the Closing Date.

“Consolidated Liquidity” means, at any time an amount determined for the Company and its Subsidiaries on a consolidated basis equal to the sum of (x) unrestricted cash-on-hand of the Company and its Subsidiaries which is free and clear of all Liens (other than Liens in favor of the Collateral Agent securing the Obligations) plus (y) the undrawn amount of the Delayed Draw Term Loan Commitment.

“Consolidated Net Income” means, for any period:

(i)           the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus the sum of:

(a)       the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, plus

(b)       the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, plus

(c)       the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(d)       any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination: (i) the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (ii) the aggregate outstanding amount, without duplication, of Attributable Debt of the Company and its Subsidiaries determined on a consolidated basis.

“Contract Right” means any right of each Credit Party to a payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreements” means a control agreement, in form and substance satisfactory to the Administrative Agent (it being agreed that any such agreement requiring Cantor Fitzgerald to indemnify any such bank or securities intermediary in Cantor Fitzgerald’s individual capacity shall not be reasonably acceptable to the Administrative Agent), entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by any Credit Party as required under the terms of Section 6.15 or the Pledge and Security Agreement. Schedule 6.15 identifies all of the Control Agreements that are required to be in effect on the Closing Date.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date on which a Loan, including a Delayed Draw Term Loan, is made.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement Amendment, any joinder agreement or local law guarantee agreement and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, or any Lender in connection herewith.

“Credit Party” means each Person (other than any Agent, or any Lender or any representative thereof) from time to time party to a Credit Document (other than the Intercreditor Amendment Agreement, the Control Agreements, Landlord Consent and Estoppel, Bailee’s Letters and Landlord Collateral Access Agreements).

“Customer” means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or Contract Right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Debt for Borrowed Money” means all Indebtedness the Company and its Subsidiaries of the types described in clauses (i), (ii), (iii), (vi), (vii), (viii), (xii) and (xiii) of the definition of Indebtedness.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.9 or Section 2.10 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to the Administrative Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Administrative Borrower, the Administrative Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulted Loan” as defined in Section 2.17.

“Defaulting Lender” as defined in Section 2.17.

“Delayed Draw Availability Date” means each of December 12, 2016 and June 12, 2017.

“Delayed Draw Conditions” means each of the conditions precedent contained in Section 3.2.

“Delayed Draw Funding Date” means the date of any advance by a Lender to the Borrowers of any Delayed Draw Term Loan.

“Delayed Draw Funding Notice” means a notice substantially in the form of Exhibit A-2 in respect of a Delayed Draw Term Loan.

“Delayed Draw Term Loan” means a term loan made by a Lender to the Borrowers on or after the occurrence of a Delayed Draw Availability Date pursuant to and in accordance with Section 2.2.

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $37,000,000.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Final Maturity Date, (e) does not provide that any claims of any holder of such Capital Stock may have against the Company or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to the Administrative Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement. As used in this definition “Final Maturity Date” means September 14, 2018.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of (a) the United States of America, any State thereof or the District of Columbia or (b) Canada or any province or territory thereof.

“Ducera Engagement Letter” means the engagement letter dated as of November 7, 2016 entered into by, inter alia, Ducera Securities LLC and the Company.

“Eligible Accounts” means each Account of a Borrower or Guarantor arising in the ordinary course of such company’s business; provided, that, in no event shall an Account be an Eligible Account if:

(a)          it does not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower or Guarantor in the ordinary course of business of such Borrower or Guarantor, which transactions are completed in accordance in all material respects with the terms and provisions contained in any agreement binding on such Borrower or Guarantor or the other party or parties thereto;

(b)          it is due or unpaid more than the earlier of (i) sixty (60) days after the original due date and (ii) ninety (90) days after the original invoice date (except for any such Account which is being contested or in the process of being reconciled, in each case, in good faith);

(c)          it is owed by a Customer who has Accounts unpaid more than the earlier of (i) sixty (60) days after the original due date and (ii) ninety (90) days after the original invoice date (except for any such Account which is being contested or in the process of being reconciled, in each case, in good faith), which unpaid Accounts constitute more than twenty-five (25%) percent of the total Accounts of such Customer (such percentage may, in the Administrative Agent’s sole discretion, be increased or decreased from time to time);

(d)          it is not subject to the first priority, valid and perfected Lien of the Collateral Agent (subject to Permitted Liens);

(e)          the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, federal, provincial, Canadian, or other bankruptcy or insolvency laws (as now or hereafter in effect), or enter into discussions with its creditors existing at any one time with respect to rescheduling any of its Indebtedness, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy or insolvency laws, or (viii) take any action for the purpose of effecting any of the foregoing or which is indicative of insolvency;

(f)           the sale is to (i) a Customer located or incorporated (or other analogous term) outside the United States of America or Canada (but excluding the provinces of the Northwest Territories and the Territory of Nunavut) (collectively, “Foreign Customers”), except for a Foreign Customer that (A) has an Investment Grade Rating or (B) is otherwise acceptable in all respects to the Administrative Agent; provided, that, the maximum aggregate amount of Eligible Accounts as to Foreign Customers which may be considered eligible under this clause (f)(i) shall not exceed in the aggregate $20,000,000, or (ii) a Foreign Customer that does not have an Investment Grade Rating, unless, under this clause (f)(ii), in each case, the sale is on letter of credit, guarantee or banker’s acceptance terms, in each case acceptable to the Administrative Agent, or such Foreign Customer is otherwise acceptable in all respects to the Administrative Agent;

(g)          the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper (unless such chattel paper is delivered to the Agent);

(h)          (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Borrower or Guarantor to whom such Account is owning has assigned its right to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), or (ii) if the account debtor is Her Majesty in right of Canada or any provincial or local Governmental Body, or any Ministry thereof, the Borrower or Guarantor to whom such Account is owing has assigned its rights to payment of such Account to the Collateral Agent pursuant to, and in accordance with the Financial Administration Act (Canada), as amended, or any similar applicable provincial or local law regulation or requirement if applicable, has been complied with in a manner reasonably satisfactory to the Collateral Agent or has otherwise complied with other applicable statutes or ordinances;

(i)           the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by such Borrower or Guarantor and accepted by the Customer (such as advanced billings) or the Account otherwise does not represent a final sale;

(j)           the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or Guarantor or the Account is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”; provided, that, such Accounts shall only be ineligible pursuant to this clause (j) to the extent of the aggregate amount of such Contra Claims;

(k)          such Borrower or Guarantor has made any agreement with any Customer for any deduction therefrom, but only to the extent of such deductions, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(l)           any return, rejection or repossession of the Inventory has occurred the sale of which gave rise to such Account or such Account relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;

(m)         such Account is not payable to such Borrower or Guarantor;

(n)          in the case of any single Customer and its Affiliates, such Accounts constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(o)          such Account consists of progress billings (such that the obligation of the Customer with respect to such Account is conditioned upon such Borrower or Guarantor’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Administrative Agent shall have received an agreement in writing from the Customer, in form and substance reasonably satisfactory to the Requisite Lenders, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;

(p)          the Customer or any officer or employee of the Customer with respect to such Account is an officer, employee, agent or other Affiliate of any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor;

(q)          there are any proceedings or actions known to such Borrower or Guarantor which are threatened or pending against the Customer with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(r)           the underlying sale and other documentation governing such Account do not provide that such Account must be paid by the Customer in US Dollars or Canadian Dollars; or

(s)          the underlying sale and other documentation governing such Account are not governed by the laws of the United States of America or, for Customers located or incorporated (or other analogous term) in Canada, the laws of the United States or Canada.

“Eligible Assignee” means any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, or (c) any other Person (other than a natural Person) provided, neither (A) the Company nor any Affiliate of the Company nor (B) any Competitor, or any Person with a controlling interest in any Competitor, shall, in any event, be an Eligible Assignee. The Administrative Agent shall be entitled to conclusively rely on any statement, representation or warranty made by such Person in the applicable Assignment Agreement.

For the purposes of this definition, any Person (“Person A”) shall have a “controlling interest” in another Person (“Person B”) if (i) Person A owns more than 20% of the Capital Stock having ordinary voting power in Person B or (ii) Person A has the right to appoint a representative to the board of directors of Person B or to appoint a representative as an executive officer of Person B.

“Eligible Inventory” means Inventory owned by a Borrower or Guarantor consisting of finished goods held for resale in the ordinary course of the business of such Borrower or Guarantor and raw materials for such finished goods, provided, that, in no event shall Inventory be Eligible Inventory if such Inventory:

(a)          is work in process as determined in accordance with GAAP; provided, that it is understood and agreed that certain inventory that is classified as “work in progress” by the Administrative Borrower’s internal classification shall not be deemed ineligible under this clause (a) solely because of such internal classification;

(b)          is spare parts for equipment;

(c)          is packaging and shipping materials;

(d)          is supplies used or consumed in such Borrower’s or Guarantor’s business;

(e)          is not located at premises owned and controlled by such Borrower or Guarantor; except, that, Inventory at premises leased and controlled by such Borrower or Guarantor or Inventory at a warehouse owned and operated by a third Person on behalf of such Borrower or Guarantor, in each case that otherwise satisfies the criteria for Eligible Inventory, will be considered Eligible Inventory if (i) the Collateral Agent has received and accepted a Landlord Collateral Access Agreement from the owner and lessor or operator of such premises, as the case may be, duly authorized, executed and delivered by such owner and lessor or operator, or (ii) Administrative Agent shall have established a reserve in respect of amounts at any time due or to become due to the owner and lessor or operator thereof as the Requisite Lenders shall determine in their discretion; provided, that the aggregate amount of reserves that may be imposed hereunder shall not exceed the value of 3 months’ rent at each premises where Inventory is held and no Landlord Collateral Access Agreement is in place (less any prepaid rent with respect to such premises), other than the premises at Janesville, Wisconsin to the extent that the rental obligations of the Borrowers and Guarantors with respect thereto are supported by a letter of credit (it being understood that based on the Landlord Collateral Access Agreements to be delivered on the Closing Date or pursuant to Section 5.15, such reserve may not exceed $575,000 at any one time);

(f)           is not subject to the first priority, valid and perfected Lien of Administrative Agent (other than Liens permitted hereunder; but without limiting the right of Agent to establish any reserves with respect to such permitted Liens);

(g)          is not beneficially and legally owned solely by such Borrower;

(h)          is bill and hold goods;

(i)           is unserviceable, obsolete or slow moving Inventory or Inventory in a poor condition;

(j)           is damaged and/or defective Inventory;

(k)          is returned Inventory (other than undamaged and non-defective Inventory returned in the ordinary course of business that is held for resale in the ordinary course of business);

(l)           is purchased or sold on consignment; or

(m)         is located outside the continental United States of America or Canada.

“Eligible Real Estate” means all Real Estate Assets of the Borrowers or Guarantors other than any Real Estate Asset which (i) has not been subject to a satisfactory appraisal by the Lenders and (ii) is not subject to the first priority, valid and perfected Mortgage of the Collateral Agent (subject to Permitted Liens)

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Entity Taxes” means any Taxes imposed under the BBA Rules.

“Environmental Claim” means any investigation, inquiry, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all past, current or future foreign or domestic, federal, state, provincial, territorial or local (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“Equipment” has the meaning assigned to that term in the Pledge and Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” shall have the meaning given to such term in the Pledge and Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the loan and security by and among, among others, the Company and Wells Fargo Bank, National Association as lender and administrative agent thereunder (as amended, supplemented or restated prior to the Closing Date).

“Exit Fee” as defined in Section 2.12(g).

“Extraordinary Receipts” means any net cash proceeds received by or paid to or for the account of the Company or any of its Subsidiaries not in the ordinary course of business, including any foreign, United States, state, provincial, territorial or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments, any funds released from collateral or escrow accounts, including in respect of letters of credit permitted under Section 6.1 and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, (i) any Net Insurance/Condemnation Proceeds which are subject to Section 2.10(b), (ii) any ordinary course price adjustments or rebates relating to purchase orders and (iii) any amounts received pursuant to the Vallourec Agreement and the Triple-S Agreement).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon and other rights appurtenant thereto) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into pursuant to the foregoing.

“FCPA” as defined in Section 4.23.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Credit Support Party” shall mean each Foreign Subsidiary of the Company that provides a guarantee in respect of the Obligations hereunder by way of entry into a joinder hereto or a local law guarantee agreement in form and substance satisfactory to the Requisite Lenders.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.17.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notices” means an Initial Funding Notice or a Delayed Draw Funding Notice.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States or a province of territory of Canada, the United States, Canada, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grand Prairie Facility” means that certain facility located at 2602 Pinewood Drive, Grand Prairie, TX 75051.

“Granting Lender” as defined in Section 10.7.

“Grantor” means any “Grantor” as defined in the Pledge and Security Agreement.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each direct or indirect Domestic Subsidiary of the Company.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened condition, activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any investigative, corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Company and its Subsidiaries, for the Fiscal Year ended December 31, 2015, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from and including January 1, 2016 to and including September 30, 2016, internally prepared, unaudited financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed and for each monthly period completed on or prior to September 30, 2016, certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Immediate Exercise Value” means, for each Warrant, the positive difference (if any) between (a) the value of the positive difference (if any) if the price per share of the Company in the applicable Permitted Sale and (b) the exercise price per share of such Warrant.

“Increased Cost Lender” as defined in Section 2.18.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than six (6) months that are (A) not overdue by more than forty-five (45) days, (B) being litigated or (C) being disputed in good faith, provided that such dispute is resolved within 6 months past the due date) which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (vi) all indebtedness of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Rate Management Transaction, whether entered into for hedging or speculative purposes; (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person and (xiii) all Attributable Debt of such Person. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in any commitment letter or proposal letter delivered by any Lender to the Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.7.

“Initial Funding Notice” means a notice substantially in the form of Exhibit A-1 in respect of the Initial Term Loan.

“Initial Lenders” means each financial institution (including such financial institution’s Affiliates and Related Funds) listed on the signature pages hereto as a Lender.

“Initial Term Loan” means a term loan made by a Lender to the Borrowers on the Closing Date pursuant to Section 2.1(a).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $75,000,000.

“Intellectual Property” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercreditor Agreement” means the amended and restated intercreditor agreement between, among others, Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent under the Existing Credit Agreement and U.S. Bank, National Association as trustee and collateral agent for the holders of the Second Lien Secured Notes, dated as of February 8, 2016 (as may be further amended, supplemented or restated from time to time).

“Intercreditor Amendment Agreement” means the amendment agreement to the Intercreditor Agreement in the form set forth as Exhibit M.

“Interest Payment Date” means the last Business Day of each month, commencing on the first such date to occur after the Closing Date.

“Internal Control Event” means a material weakness in, or fraud that involves management of, the Company, which fraud has a material effect on the Company’s internal controls over financial and other reporting, in each case as described in the Securities Laws, whether or not the Company is subject thereto.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Inventory” has the meaning assigned to that term in the Pledge and Security Agreement.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or Capital Stock of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by the Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate or limited liability company that is a Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by the Requisite Lenders.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent (acting at the direction of the Requisite Lenders) in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Requisite Lenders in their sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, deed of trust, hypothecation, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means an Initial Term Loan and a Delayed Draw Term Loan.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Manitoba Collateral Agent” means the mortgagee with respect to the Manitoba Mortgage, which shall initially be CFS Administrative Agency Canada Corp. or another institutional acceptable to the Collateral Agent.

“Manitoba Mortgage” means the mortgage made by A.M. Castle & Co. (Canada) Inc. as mortgagor in favor of CFS Administrative Agency Canada Corp. as mortgagee, consisting of form 6.1 and all schedules attached thereto.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets (including the cancellation, repudiation or other cessation of contracts affecting the future performance of the business), financial condition or results of operations of the Borrowers and the Guarantors, taken as a whole; (ii) the rights and remedies available to, or conferred upon, the Agents and the Lenders, taken as a whole, under any Credit Document or (iii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their payment obligations under the Credit Documents.

“Material Contract” means, collectively, any contract or agreement for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) (a) any individual fee-owned Real Estate Asset having a fair market value in excess of $750,000 as of any date of determination, (b) all other fee-owned Real Estate Assets such that the aggregate fair market value of all fee-owned Real Estate Assets constituting Material Real Estate Assets is not below $750,000 as of any date of determination (provided that if the aggregate fair market value of all fee-owned Real Estate Assets is less than $750,000, then all fee-owned Real Estate Assets shall be Material Real Estate Assets), and (c) all Leasehold Properties (provided, however, that as at the Closing Date the only Leasehold Properties that may constitute Material Real Estate Assets will be those leases for which Ducera Partners LLC and the Company have mutually determined in good faith that such leases have material market or strategic value, although additional leasehold interests held as of (or acquired after) the Closing Date may be designated by the Requisite Lenders as Material Real Estate Assets following completion of diligence by Ducera Partners LLC), or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any Subsidiary thereof, including the Borrowers and any listed on Schedule 1.1(a).

“Maturity Date” means the earlier of (i) September 14, 2018 and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, or deed to secured debt (including, without limitation, the Manitoba Mortgage), as applicable, delivered with respect to Material Real Estate Assets substantially in the form of Exhibit J-1 or Exhibit J-2 (with such changes as are reasonably consented to by the Collateral Agent (acting at the direction of the Requisite Lenders) to account for local law matters), as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of the aggregate Cash payments received by the Company or any of its Subsidiaries from such Asset Sale (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Marked-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Orderly Liquidation Value” means the estimated most probable price based on the appraisals prepared over the last 18 months and provided by the Company to Ducera Partners LLC prior to the Closing Date or, at the option of the Requisite Lenders, based on an equity appraisal method (as determined from time to time by a qualified appraisal company selected by the Requisite Lenders in their sole discretion), expressed in terms of currency, which the subject property could typically realize at a privately negotiated sale, properly advertised and professionally managed, by a seller obligated to sell over an extended period of time, net of occupancy and liquidation costs, as of the effective date of the appraisal report.

“Net Working Capital” means, as of any date of determination, an amount determined on a consolidated basis for the Borrowers and Guarantors equal to (i) the sum, without duplication, of the amounts as such date of determination of (a) Eligible Accounts multiplied by the Advance Rate, plus (b) Eligible Inventory multiplied by the Advance Rate, plus (c) Eligible Real Estate multiplied by the Advance Rate, plus (d) Unrestricted Cash minus (ii) the sum, without duplication, of the amounts as of such date of determination of all accounts payable of the Borrowers and Guarantors originating within twenty (20) days.

“Non-Consenting Lender” as defined in Section 2.18.

“Note” means, with respect to Initial Term Loans, a promissory note in the form of Exhibit B 1 or, with respect to Delayed Draw Term Loans, a promissory note in the form of Exhibit B 2, as applicable and in each case, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations” means all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees (including any Exit Fee), expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 7.9.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions Programs” means the laws, regulations and executive orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

“Organizational Documents” means (i) with respect to any corporation, its notice of articles, certificate or articles of incorporation or organization, as amended, and its articles, bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant” as defined in Section 10.6(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Pay-Off Letter” means the termination agreement dated on or about the date of this Agreement between, among others, the Company, Wells Fargo Bank, National Association and Bank of America, N.A..

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Sale” means any direct or indirect sale of the Company (or all or substantially all of the Company’s assets) other than in connection with, or during the pendency of, any bankruptcy or insolvency proceeding with respect to the Company or any of its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527-13, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Requisite Lenders, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of the Company’s, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 9.10(c).

“Pledge and Security Agreement” means the Pledge and Security Agreement and Canadian Pledge and Security Agreement, as applicable, to be executed by each Borrower and each Guarantor substantially in the form of Exhibit I-1 and I-2, as it may be amended, supplemented or otherwise modified from time to time.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Administrative Agent’s or any Lender’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario or the Civil Code of Quebec, PPSA shall mean those personal property security laws as in effect from time to time in such jurisdiction, or the Civil Code of Quebec in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Date” as defined in Section 2.11(b).

“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Administrative Borrower and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender, by (b) the aggregate Loan Exposure of all Lenders.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Borrower or Guarantor which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.

“Receivable” shall have the meaning given to that term in the Pledge and Security Agreement.

“Recipient” shall mean (a) the Agents and (b) any Lender, as applicable.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Requisite Lenders’ reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Redemption” means the redemption by the Company of $27,500,000 of its Second Lien Secured Notes in accordance with section 3.09 of the Second Lien Secured Notes Indenture.

“Refinancing” means the repayment in full by the Company of all amounts outstanding under or in connection with the Existing Credit Agreement and the cash collateralization of all outstanding letters of credit under the Existing Credit Agreement, in each case using the proceeds of the Initial Term Loans.

“Register” as defined in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.18.

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure and undrawn Commitments representing more than fifty percent (50%) of the sum of the aggregate Loan Exposure and undrawn Commitments of all Lenders.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Lien Secured Notes” means the 12.75% senior secured notes due 2018 issued by the Company and the guarantors thereto on February 8, 2016.

“Second Lien Secured Notes Indenture” means the indenture constituting the terms of the Second Lien Secured Notes, as may be amended, supplemented or extended from time to time.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means any “securities account” as defined in the UCC or Securities Transfer Act, 2006 (Ontario), or the equivalent legislation in any other Province of Canada, as applicable.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002, any Canadian securities legislation and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board or Canadian securities commission, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” as defined in Section 10.7.

“Specified Representations” means the representations set forth at Section 4.1(a) and (b), Section 4.3, Section 4.4(a), Section 4.6, Section 4.15, Section 4.16, Section 4.20, Section 4.23 and Section 4.26.

“Subject Transaction” as defined in Section 6.7(d).

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries that is subordinated in right of payment to any other Indebtedness of such obligor.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless the context otherwise requires, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Company.

“Supplemental Indenture” shall mean the third supplemental indenture to the Second Lien Secured Notes Indenture in the form set forth as Exhibit N.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by an Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Term Loans” means the Initial Term Loan and the Delayed Draw Term Loan.

“Terminated Lender” as defined in Section 2.18.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Title Policy” as defined in Section 3.1(i)(iii).

“Total Utilization” means as of any date of determination and without duplication, the sum of the aggregate principal amount of all Loans.

“Trafford Park Facility” means that certain facility located at Unit 1, Commerce Way, Kiwi Park, Trafford Park, Manchester M17 1HW, United Kingdom.

“Transaction Costs” means the fees, costs and expenses payable by the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by the Credit Documents.

“Transactions” means the Refinancing, the Redemption, the borrowing of the Initial Term Loans on the Closing Date and the payment of fees and expenses in connection therewith.

“Triple-S Agreement” means that certain amendment and release agreement to be executed on or about the date hereof by and among Castle Canada, Triple-S Tube Supply LP, Triple-S Tube Supply ULC, Triple-S Steel Holdings, Inc. and Sorensen Capital, Inc..

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means (a) the amount of cash held by any Borrower or Guarantor in a Deposit Account in the United States or Canada that is subject to a Control Agreement plus (b) the amount of cash held by any Borrower or Guarantor in any Deposit Account in the United States that is not subject to a Control Agreement in an aggregate amount of no greater than $2,500,000 and plus (c) the amount of cash held by any Borrower or Guarantor in any Deposit Account in Canada that is not subject to a Control Agreement in an aggregate amount of no greater than $1,500,000, provided that in each of (a)-(c) above, such Deposit Account is not an Excluded Account and such cash would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries, minus (i) during the period from and including the Closing Date to and including June 30, 2017, $15,000,000 and (ii) during the period commencing from and including July 1, 2017, $10,000,000.

“Vallourec Agreement” means that certain settlement agreement to be executed on or about the date hereof by and among Vallourec USA Corporation, Vallourec Canada Inc. and the Company.

“Waivable Prepayment” as defined in Section 2.11(b).

“Warrants” means warrants to purchase 5,000,000 shares of the common stock of the Company in the form attached as Exhibit O.

“Withholding Agent” means any Credit Party and the Administrative Agent.

1.2          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Administrative Borrower or the Administrative Agent shall so request, the Requisite Lenders and the Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Administrative Borrower shall provide to the Administrative Agent and Lenders reconciliation statements requested by the Administrative Agent (reconciling the computations of such financial ratios and requirements from the then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Administrative Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3          Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). Reference to a Credit Party’s “knowledge” or similar concept means actual knowledge of an Authorized Officer, or knowledge that an Authorized Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.4          Administrative Borrower Agent for the Borrowers. Each Borrower hereby irrevocably appoints the Company as borrowing agent and attorney-in-fact for all Borrowers (in such capacity (“Administrative Borrower”) and authorizes the Administrative Borrower (i) to provide the Agents with all notices and instructions under this Agreement and the other Credit Documents and (ii) to take such action as Administrative Borrower deems appropriate on its behalf to obtain the Term Loans under this Agreement and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby jointly and severally agrees to indemnify each Agent and Lender and hold each Agent and Lender harmless against any all liability, expense, loss or claim of damage or injury, made against any Agent or Lender by any Borrower or by any third party whatsoever, arising from or incurred by reason of the Lenders relaying on any instructions or other actions of the Administrative Borrower.

1.5          Permitted Liens. The inclusion of reference to Permitted Liens in any Credit Document is not intended to subordinate and will not subordinate any Lien created by any of the Collateral Documents to any Permitted Lien.

Section 2.             TERM LOANS

2.1          Initial Term Loans.

(a)          Initial Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrowers in an amount equal to such Lender’s Initial Term Loan Commitment. The Borrowers may make only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date, in an aggregate amount of up to $75,000,000. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9 and 2.10, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b)          Borrowing Mechanics for Initial Term Loans.

(i)           The Administrative Borrower shall deliver to the Administrative Agent a fully executed Initial Funding Notice on or before the Closing Date with respect to the Initial Term Loans made on the Closing Date. Promptly upon receipt by the Administrative Agent of such Initial Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request an Initial Term Loan on behalf of the Administrative Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Initial Funding Notice.

(ii)          Each Lender shall make its Initial Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to the Administrative Agent’s Account. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Term Loans available to the Borrowers on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrowers, to the Administrative Agent’s Account or to such other account as may be designated in writing to the Administrative Agent by the Administrative Borrower.

2.2         Delayed Draw Term Loans.

(a)          Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make the Delayed Draw Term Loans to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Delayed Draw Term Loan Commitment; provided, that (i) the Borrowers shall not be entitled to issue more than two Delayed Draw Funding Notices in total in respect of the Delayed Draw Term Loan Commitments, (ii) $24,500,000 of the Delayed Draw Term Loan Commitment will be available to the Borrowers on or after December 12, 2016, (iii) $12,500,000 of the Delayed Draw Term Loan Commitment will be available to the Borrowers on or after June 12, 2017, and (iv) after giving effect to the making of any Delayed Draw Term Loans, in no event shall the Total Utilization of the Delayed Draw Term Loan Commitments exceed the Delayed Draw Term Loan Commitments then in effect. Any amount borrowed pursuant to this Section 2.2(a) and subsequently repaid or prepaid may not be reborrowed. The portion of each Lender’s Delayed Draw Term Loan Commitment funded after giving making a Delayed Draw Term Loan shall terminate immediately and without further action after giving effect to the funding by such Lender on such date.

(b)          Borrowing Mechanics for Delayed Draw Term Loans.

(i)           Unless otherwise agreed by the Administrative Agent and the Lenders in their sole discretion, Delayed Draw Term Loans shall be made in an aggregate minimum amount of $2,500,000 and integral multiples of $2,500,000 in excess of that amount, up to a maximum amount of the Delayed Draw Term Loan Commitment then in effect, in accordance with Section 2.2(a) above, for any borrowing.

(ii)          The funding of Delayed Draw Term Loans shall be made on or after a Delayed Draw Availability Date and shall be subject to the satisfaction or waiver of the Delayed Draw Conditions. For the avoidance of doubt, the waiver of any Delayed Draw Condition by the Requisite Lenders and the making of such Delayed Draw Term Loan pursuant to such waiver, shall not be deemed to be (or deemed to be evidence of) a waiver of any underlying Default or Event of Default related to such Delayed Draw Condition, which Default or Event of Default shall remain outstanding and with respect to which the Administrative Agent and the Lenders shall reserve all rights unless otherwise expressly waived.

(iii)         The Administrative Borrower shall deliver to the Administrative Agent a fully executed and delivered Delayed Draw Funding Notice no later than 10:00 a.m. (New York City time) at least four (4) Business Days in advance of the proposed date of advance for such Delayed Draw Term Loan. Except as otherwise provided herein, a Delayed Draw Funding Notice shall be irrevocable when given. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Company to the Administrative Agent), it being understood that no Lender nor the Administrative Agent shall be obligated in any manner with respect to the funding of any Delayed Draw Term Loan in the absence of the receipt by the Administrative Agent of a completed and executed Delayed Draw Funding Notice. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Delayed Draw Term Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Delayed Draw Funding Notice.

(iv)         Notice of receipt of each Delayed Draw Funding Notice, together with the amount of each Lender’s Pro Rata Share thereof, if any, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 4:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Delayed Draw Funding Notice from the Administrative Borrower.

(v)          Each Lender shall make the amount of its Delayed Draw Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to the Administrative Agent’s Account. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Delayed Draw Term Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Delayed Draw Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrowers, to the Administrative Agent’s Account or such other account as may be designated in writing to the Administrative Agent by the Administrative Borrower, provided that such account shall at all times be subject to a Control Agreement.

2.3         Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)          Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Administrative Borrower and the Administrative Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

2.4         Use of Proceeds.

(a)          The proceeds of the Loans shall be applied by the Borrowers (i) to fund the repayment of amounts outstanding under the Existing Credit Agreement (including the cash collateralization of any undrawn letters of credit under the Existing Credit Agreement, (ii) to fund the repayment, at any time, of $41,000 of the Company’s 2017 Convertible Notes, (iii) for the Company and its Subsidiaries’ working capital and general corporate purposes and (iv) for the payment of certain fees and expenses associated with the Refinancing of the Existing Credit Agreement and the entry into this Agreement, but in no event shall the proceeds be used to repay, redeem or refinance any Indebtedness other than as described in (i) and (ii) above or to make or facilitate any Investment not otherwise permitted hereunder.

(b)          No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.5         Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records (including any Notes), the recordations in the Register shall govern.

(b)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes) shall maintain at its Principal Office in the United States a register for the recordation of the names and addresses of Lenders and the Commitments and the principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Administrative Borrower, and a redacted version of the Register showing the entries with respect to any Lender shall be available for inspection by such Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrowers and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any Loan. The Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Each Borrower hereby designates the entity serving as the Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and each Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)          Notes. If so requested by any Lender by written notice to the Administrative Borrower (with a copy to the Administrative Agent), each Borrower shall promptly execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) a Note or Notes to evidence such Lender’s Loan to such Borrower.

2.6         Interest on Loans.

(a)          Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at 11.0% per annum.

(b)          Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360 day year in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of a month, as the case may be, shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)          Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(d)          If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.6(d), and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for the purposes of Section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section 2.6(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination,

(e)          For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

2.7         Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any other Obligations, fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws or bankruptcy provisions of any statute, whether or not allowed in such a proceeding) payable on demand at a rate that is three percent (3.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8         Fees.

(a)          The Borrowers agree to pay to the Administrative Agent on the Closing Date for the ratable benefit of Lenders a fee of three percent (3%) of each Lender’s aggregate Commitments under this Agreement, with such fee being due and payable on the Closing Date.

(b)          In addition to the foregoing fees, the Borrowers agree to pay to the Agents all fees specified in the Agency Fee Letter in the amounts and at the times specified therein and to the Agents such other fees in the amounts and at the times separately agreed upon.

(c)          The Borrowers agree to pay to Ducera Partners LLC all fees and other amounts specified in the Ducera Engagement Letter in the amounts and at the times specified therein.

2.9         Voluntary Prepayments. Any time and from time to time the Borrowers may prepay any Loan on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. All such prepayments shall be made upon not less than one (1) Business Day’s prior written notice given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly transmit such written notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

2.10       Mandatory Prepayments.

(a)          Asset Sales. In the event that the Company or any of its Subsidiaries undertake an Asset Sale after the Closing Date, no later than the third Business Day following the date of receipt by the Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of each such Asset Sale in an aggregate amount greater than $500,000 in any Fiscal Year, the Company shall prepay the Loans together with all amounts owing in accordance with Section 2.12(b), which amounts, including any Exit Fee, will be paid solely from the Net Asset Sale Proceeds in an aggregate amount equal to one hundred percent (100%) of such Net Asset Sale Proceeds (less any Taxes paid as a result of the transfer of the Net Asset Sale Proceeds to the Company); provided, to the extent that any Net Asset Sale Proceeds of any Asset Sale by a Foreign Subsidiary cannot be used to prepay the Loans without violating applicable local or US laws or Canadian laws or will have a material adverse tax consequence, such prepayment will not be required until permitted under such applicable law or until such material adverse tax consequence may be avoided, so long as the Company and such Foreign Subsidiary shall promptly take all actions within the reasonable control of the Company and such Foreign Subsidiary that are reasonably required to eliminate or reduce such tax effects.

(b)          Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by the Company or any of its Subsidiaries, or the Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds in an aggregate amount greater than $500,000 in any Fiscal Year, the Company shall prepay the Loans together with all amounts owing in accordance with Section 2.11(b), which amounts, including any Exit Fee, will be paid solely from the Net Insurance/Condemnation Proceeds in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, to the extent that any Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary cannot be used to prepay the Loans without violating applicable local or US laws or Canadian laws or will have a material adverse tax consequence, such prepayment will not be required until permitted under such applicable law or until such material adverse tax consequence may be avoided, so long as the Company and such Foreign Subsidiary shall promptly take all actions within the reasonable control of the Company and such Foreign Subsidiary that are reasonably required to eliminate or reduce such tax effects.

(c)          Issuance of Equity Securities. On the third Business Day following the date of receipt by the Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, the Company or any of its Subsidiaries after the Closing Date (other than Capital Stock issued pursuant to any employee stock or stock option compensation plan), the Company shall prepay the Loans together with all amounts owing in accordance with Section 2.12(b), which amounts, including any Exit Fee, will be paid solely from such proceeds in an aggregate amount equal to fifty percent (50%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)          Issuance of Debt. On the third Business Day following the date of receipt by the Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Company or any of its Subsidiaries after the Closing Date (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Company shall prepay the Loans together with all amounts owing in accordance with Section 2.12(b), which amounts, including any Exit Fee, will be payable solely from such proceeds in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)          Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2017), the Administrative Borrower shall, no later than the earlier of (i) ninety (90) days after the end of such Fiscal Year and (ii) delivery of annual financial statements pursuant to Section 5.1(c), prepay the Loans together with all amounts owing in accordance with Section 2.12(b), which amounts, including any Exit Fee, will be payable solely from such Consolidated Excess Cash Flow, in an aggregate amount equal to fifty percent (50%) of such Consolidated Excess Cash Flow.

(f)           Extraordinary Receipts. No later than the third Business Day following the date of receipt by the Company or any of its Subsidiaries of any Extraordinary Receipts or tax refunds in an amount greater than $500,000 either individually or in aggregate in any financial year, the Company shall prepay the Loans together with all amounts owing in accordance with Section 2.12(b), which amounts, including any Exit Fee, will be payable solely from the proceeds of such Extraordinary Receipts or tax refunds in an aggregate amount equal to such Extraordinary Receipts or tax refunds; provided, that notwithstanding the foregoing amount of net cash proceeds received by the Company pursuant to the release of any letter of credit cash collateral account related to its Janesville, Wisconsin location shall be deemed to be reduced by 50% with respect to any amounts due under this Section 2.10(f).

(g)          Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a)-(f), the Administrative Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, Consolidated Excess Cash Flow or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that the Administrative Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans and the Administrative Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h)          The Borrowers shall give prompt written notice of such mandatory prepayment to the Administrative Agent, stating the proposed date and the aggregate principal amount, accrued interest and other amounts to be paid in connection therewith.

2.11       Application of Prepayments.

(a)          Application of All Prepayments. Any prepayment of any Loan pursuant to Section 2.9 or Section 2.10 shall be applied as follows:

first, to the payment of all expenses and fees of (a) the Agents (until paid in full) and (b) the Lenders (pro rata) hereunder to the full extent thereof;

second, to the payment of any accrued interest thereon at the Default Rate, if any;

third, to the payment of the Exit Fee on or with respect to any Loan;

fourth, to the payment of any accrued interest thereon (other than that calculated at the Default Rate and paid in clause “second” above); and

fifth, to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

With respect to any prepayment, the Administrative Agent shall determine the amounts to be allocated hereunder, and in the case of a prepayment under Section 2.10, shall first determine the amounts to be paid under clause first, and then, with respect to the remainder, determine the amounts to be paid under clause second through fifth as a function of principal. Determinations by the Administrative Agent hereunder shall be deemed conclusive absent manifest error.

(b)          Waiver of Certain Prepayments. Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Prepayment”), not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which the Borrowers are required to make such Waivable Prepayment, the Administrative Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify the Administrative Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (in accordance with Section 2.11(a), and (ii) to the extent of any excess, to the Borrowers for working capital and general corporate purposes.

2.12       General Provisions Regarding Payments.

(a)          All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to the Administrative Agent’s Account for the account of Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next Business Day.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and any Exit Fee payable in connection therewith.

(c)          The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)          The Administrative Agent shall deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 4:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Administrative Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(f)           If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due to the Collateral Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to the Collateral Agent under the Credit Documents until paid in full, second, to pay any costs, expenses, indemnities, fees or premiums then due to the Administrative Agent under the Credit Documents until paid in full, third, ratably to pay any expenses or indemnities then due to any of the Lenders under the Credit Documents, until paid in full, fourth, ratably to pay interest due in respect of the Loans until paid in full, fifth, ratably to pay any Exit Fee then due to the Lenders under the Credit Documents until paid in full, sixth, ratably to pay the principal amount of all Loans then outstanding until paid in full, and seventh, to pay ratably any other Obligations then due and payable.

(g)          Exit Fee. If, the Borrowers prepay, repay, satisfy or otherwise discharge, for any reason, all or any part of the principal balance of any Loan (including any mandatory prepayment pursuant to Section 2.10 or if such payment is made voluntarily, and including any payment or distribution made in connection with any bankruptcy or insolvency proceeding with respect to the Company or any Subsidiary thereof), or if the Loans are accelerated or otherwise become immediately due and payable for any reason, whether as a result of an acceleration following an Event of Default or otherwise (including in connection with any bankruptcy or insolvency proceeding with respect to the Company or any Subsidiary thereof), the Borrowers shall pay to the Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment, repayment, satisfaction or discharge, together with the principal balance being repaid, prepaid, satisfied or discharged, or which has been accelerated or otherwise become immediately due and payable an amount equal to two percent (2%) of the principal sum repaid, prepaid or accelerated (such amount, the “Exit Fee”), which shall be immediately due and payable upon (i) an acceleration of the Loans (including in connection with any bankruptcy or insolvency proceeding with respect to the Company or any Subsidiary thereof) or (ii) full repayment, prepayment, satisfaction or discharge of the Loans. The aggregate Exit Fees that shall be due and owing to the Lenders upon the repayment or prepayment of the Loans in connection with a Permitted Sale (as defined in the Warrants) shall be reduced, but not, in any case, to an amount that is less than $0, by an amount equal to the aggregate of the Immediate Exercise Values realized by the holders of the Warrants (as certified by the Borrowers to the Administrative Agent in connection with such prepayment).

2.13       Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (ii) the provisions of this section shall not apply to a non-pro rata payment to Lenders resulting from a Lender’s election not to receive a Waivable Prepayment pursuant to Section 2.11(b). The Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14       Increased Costs; Capital Adequacy.

(a)          Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder on its Loans, Loan principal, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or, (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)          Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or any Change in Law, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Administrative Borrower from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.15       Taxes; Withholding, etc.

(a)          Definitions. For the purposes of this Section 2.15, the term “applicable law” includes FATCA.

(b)          Payments to Be Free and Clear. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.

(c)          Withholding of Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any payment referred to in Section 2.15(b) by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d)          Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(e)          Indemnification. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.15, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Evidence of Exemption From U.S. Withholding Tax.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing in the event that the Borrower is a U.S. Borrower:

(A)         any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, and executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Indemnification of Administrative Agent. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(i).

(j)           Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.16       Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.14 or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender, (b) assign its rights and obligations hereunder to another of its offices, branches or affiliates or (c) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to take such actions pursuant to this Section 2.16 unless the Borrowers agree to pay all reasonable costs and expenses incurred by such Lender as a result of taking such actions as described above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Administrative Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.17       Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any amendments, consents or waivers) with respect to any of the Credit Documents, and (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by the Borrowers of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. Such Defaulting Lender shall not be entitled to receive any fees for the duration of the Default Period.

2.18       Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender shall give notice to the Administrative Borrower (with a copy to the Administrative Agent) that such Lender is entitled to receive payments under Section 2.14 or 2.15 (an “Increased Cost Lender”), (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Administrative Agent’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Administrative Agent’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of the Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent may (or, in the case of an Increased Cost Lender, shall, after receiving written request from the Administrative Borrower to remove such Increased Cost Lender), by giving written notice to the Administrative Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, the Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14 or 2.15; (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and (4) in the event such Terminated Lender is an Increased Cost Lender, such assignment will result in a reduction in the amount of the payments under Section 2.14 and 2.15 thereafter that would have otherwise been payable to such Lender had such assignment not taken place. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Replacement Lender shall cure any existing Funding Default of the applicable Defaulting Lender.

2.19       Joint and Several Liability of the Borrowers.

(a)          Each Borrower is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)          Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.19), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences of distinction among them.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)          Each of the Borrowers agrees that the Obligations of such Borrower under the provisions of this Section 2.19 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)          Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent or any Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise expressly provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent or any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the Collateral Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.19, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.19, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.19 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Administrative Agent, the Collateral Agent or any Lender.

(f)           Each Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)          Each Borrower waives to the fullest extent permitted by law all rights and defenses arising out of an election of remedies by the Administrative Agent, the Collateral Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s, the Collateral Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower.

(h)          Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by the Collateral. This means, among other things:

(i)           The Administrative Agent, the Collateral Agent and the Lenders may collect from such Borrower without first foreclosing on the Collateral pledged by the Borrowers.

(ii)          If either the Administrative Agent, the Collateral Agent or any Lender forecloses on any Collateral pledged by the Borrowers:

(A)         The amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price.

(B)         The Administrative Agent, the Collateral Agent and the Lenders may collect from such Borrower even if the Administrative Agent, the Collateral Agent or any Lender, by foreclosing on the Collateral, has destroyed any right such Borrower may have to collect from the other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Collateral

(i)           The provisions of this Section 2.19 are made for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Collateral Agent or any Lender, or any of their respective successors or assigns, first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.19 shall remain in effect until all of the Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.19 will forthwith be reinstated in effect, as though such payment had not been made.

(j)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to the Administrative Agent, the Collateral Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent, the Collateral Agent or any Lender hereunder or under any other Credit Documents is hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)          Each Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents). Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent on behalf of the Lenders, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with Section 2.11.

Section 3.             CONDITIONS PRECEDENT

3.1         Closing Date. The obligation of each Lender to make any Initial Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)          Credit Documents. The Administrative Agent and the Lenders shall have received copies of each Credit Document executed and delivered by each applicable Credit Party.

(b)          Funding Notice. The Administrative Agent shall have received a fully executed and delivered Initial Funding Notice.

(c)          Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received (i) a copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date and the Transaction, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent or the Lenders may reasonably request.

(d)          Agency Fee Letter. On or prior to the Closing Date, the Company shall have executed and delivered the Agency Fee Letter to the Administrative Agent.

(e)          Debt for Borrowed Money. On or prior to the Closing Date, the Administrative Borrower shall have delivered to the Administrative Agent and Lenders copies of all documents related to all Debt for Borrowed Money. On the Closing Date, the Company and its Subsidiaries shall have (i) repaid in full all Debt for Borrowed Money required pursuant to section 10 of the Pay-Off Letter, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) filed all documents or instruments necessary to release all Liens securing such Debt for Borrowed Money or other obligations of the Company and its Subsidiaries thereunder being repaid on the Closing Date (and delivered evidence of such filing to the Administrative Agent and the Lenders), and (iv) made arrangements satisfactory to the Administrative Agent and the Lenders, and in accordance with the requirements of the Pay-Off Letter, with respect to the cash collateralization of any letters of credit outstanding thereunder; provided that the clauses (i) – (iv) above shall not apply to (A) the Loans hereunder, (B) the Second Lien Secured Notes, (C) the 2019 Convertible Notes, (D) the 2017 Convertible Notes and (E) other Debt for Borrowed Money approved by the Lenders in their reasonable discretion.

(f)           Redemption. On the Closing Date, (i) the Company shall have previously delivered a timely irrevocable redemption notice with respect to the Redemption and (ii) the Redemption (or the irrevocable transfer to the trustee under the Second Lien Secured Notes of all funds required to effect the Redemption in full) shall have occurred.

(g)          Transaction Costs. All fees required to be paid on the Closing Date pursuant to this Agreement and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (including the fees, disbursements and other charges of counsel and fees and out-of-pocket expenses of Ducera Partners LLC), the Agency Fee Letter and, with respect to expenses, shall, upon the making of the Initial Term Loans, have been paid, which amounts may be offset against the proceeds of the Initial Term Loans.

(h)          Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Requisite Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)           Real Estate Assets. On or prior to the Closing Date, the Administrative Agent and the Lenders shall have received a schedule of all real property owned by the Company and its Subsidiaries, which shall include the estimated fair market value of each such property. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in Material Real Estate Assets, the Administrative Agent, the Collateral Agent and the Lenders shall have received from the Company and each applicable Guarantor:

(i)           fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii)          an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent and the Requisite Lenders) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as the Collateral Agent or the Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Requisite Lenders;

(iii)         (a) American Land Title Association extended coverage lenders’ policies of title insurance or unconditional commitments therefor (which shall not include any standard survey exception or general mechanics lien exception) insuring the Lien of each Mortgage as a valid First Priority Lien on the Closing Date Mortgaged Property described therein, free of any other Liens other than Permitted Liens, issued by one or more nationally recognized title insurance companies satisfactory to the Requisite Lenders with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than 110% of the fair market value of each Closing Date Mortgaged Property, together with such customary endorsements as the Collateral Agent or the Requisite Lenders may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Closing Date Mortgaged Property is located and (b) evidence satisfactory to the Requisite Lenders that such Credit Party has paid to the title insurance company or to the appropriate governmental authorities all expenses and premiums of the title insurance company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(iv)         solely with respect to any fee-owned Material Real Estate Assets, if requested by the Collateral Agent or the Requisite Lenders, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to the Requisite Lenders), in each case reasonably acceptable to the Requisite Lenders;

(v)          solely with respect to any fee-owned Material Real Estate Assets, the following documents and instruments, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System): a completed standard flood hazard determination form, and if the improvement(s) to the improved real property is located in a special flood hazard area, (1) a notification to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (2) documentation evidencing the Borrower’s receipt of the Borrower Notice and (3) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Requisite Lenders;

(vi)         solely with respect to any fee-owned Material Real Estate Assets, a survey of each Closing Date Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Requisite Lenders) certified to the Collateral Agent and dated not more than thirty (30) days prior to the Closing Date, as applicable, for which all necessary fees (where applicable) have been paid, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (B) sufficient for the title insurance company issuing the Title Policy therefor to remove all standard survey exceptions from the Title Policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Requisite Lenders;

(vii)        solely with respect to any fee-owned Material Real Estate Assets,, upon the request of the Collateral Agent or the Requisite Lenders, a Phase I Report for each Facility (to the extent not already provided) and reliance letters for such Phase Is (which Phase Is and reliance letters shall be in form and substance reasonably acceptable to the Requisite Lenders) and any other environmental information as the Collateral Agent or the Requisite Lenders shall reasonably request;

(viii)       solely with respect to any fee-owned Material Real Estate Assets, if required by applicable law with respect to any Lender, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by the Requisite Lenders; and

(ix)          such other instruments and documents (including lien searches) as the Collateral Agent or the Requisite Lenders shall reasonably request.

Notwithstanding the foregoing, the Company and each applicable Guarantor shall only be required to use commercially reasonable efforts to obtain and deliver the applicable items listed above in connection with any Material Real Estate Asset that is a Leasehold Property.

(j)           Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, the Collateral Agent and the Lenders shall have received:

(i)           evidence satisfactory to the Collateral Agent and the Requisite Lenders of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC or PPSA financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)          a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Requisite Lenders, of all effective UCC or PPSA financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements or PPSA discharge statements (or similar documents) duly executed by all applicable Persons for filing by the Requisite Lenders in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)         opinions of counsel (which counsel shall be reasonably satisfactory to the Requisite Lenders) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Collateral Agent or the Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Requisite Lenders; and

(iv)         evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Collateral Access Agreement, Bailee’s Letter and/or similar collateral access agreements executed by the landlord of any Leasehold Property and by the applicable Credit Party, and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent or the Requisite Lenders.

(k)          Control Agreements. The Administrative Agent shall have received a duly executed Control Agreement covering the Collection Account (ZBA) with account number 8666505600 held by the Company with Bank of America, 100 N. Tryon Street, Charlotte, NC 28255.

(l)           Ducera Report. The Administrative Agent shall have received a report in form, scope and substance satisfactory to the Lenders from Ducera Partners LLC in respect of (i) the accrued liability composition of the Company and its Subsidiaries, (ii) all intercompany notes and other intercompany receivables, (iii) the accounts payable aging profile, specifically for invoices payable within 20 days, (iv) the accounts receivable aging profile, (v) the profile of critical vendors of the Company and its Subsidiaries, (vi) inventory held by the Company and its Subsidiaries and (vii) the liquidity of the Company and its Subsidiaries, as demonstrated by weekly cash flow reports.

(m)         Financial Statements. Lenders shall have received from the Administrative Borrower (i) the Historical Financial Statements, and (ii) a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of each Borrower and its respective Subsidiaries, based on the Historical Financial Statements, as of and for the nine-month period ending on September 30, 2016, and prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other statement of income), which pro forma financial statements shall be in form and substance satisfactory to the Requisite Lenders and which shall reflect adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended.

(n)          Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Winston & Strawn LLP and Fasken Martineau DuMoulin LLP, counsel for Credit Parties, in the form of Exhibit D, and the favorable written opinions of local counsel for Credit Parties in each jurisdiction in which any Credit Party is a registered organization under the UCC or exists under the Business Corporations Act (British Columbia) and in each jurisdiction in which the Borrowers or other credit party is required to grant a Mortgage, each dated as of the Closing Date and covering such matters as the Administrative Agent or the Requisite Lenders may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(o)          Solvency Certificate. On the Closing Date, the Administrative Agent and the Lenders shall have received, at the option of the Borrowers, either (i) a Solvency Certificate from the Chief Financial Officer of each of the Borrowers dated as of the Closing Date and addressed to the Administrative Agent and Lenders, and in form, scope and substance satisfactory to the Requisite Lenders, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions and the Initial Term Loans to be made on the Closing Date, such Borrower and its Subsidiaries are and will be Solvent or (ii) a solvency opinion in respect of each Borrower and its Subsidiaries from an independent investment bank or valuation firm of nationally recognized standing concluding that after giving effect to the consummation of the Transactions and the Initial Term Loans to be made on the Closing Date, such Borrower and its Subsidiaries are and will be Solvent.

(p)          Closing Date Certificate. The Company shall have delivered to the Administrative Agent and the Lenders an originally executed Closing Date Certificate, together with all attachments thereto.

(q)          Amendments to the Intercreditor Agreement. The Administrative Borrower shall have delivered to the Administrative Agent and the Lenders an originally executed Intercreditor Amendment Agreement.

(r)           Amendments to the Second Lien Secured Notes. The Administrative Borrower shall have delivered to the Administrative Agent and the Lenders an originally executed Supplemental Indenture.

(s)          Borrowing Base Certificate. The Administrative Agent and the Lenders shall have received a copy of the “Borrowing Base Certificate” (as defined in the Existing Credit Agreement) that the Company was most recently required to deliver to the lenders under the Existing Credit Agreement under the terms of that agreement.

(t)           Schedule of Indebtedness. The Administrative Borrower shall have delivered a schedule to the Administrative Agent and the Lenders, in form and substance satisfactory to the Lenders, providing (i) a description in sufficient detail of existing indebtedness of the Borrowers, Guarantors and other Subsidiaries of the Company and (ii) a description in sufficient detail of intercompany indebtedness among the Company and its Subsidiaries.

(u)          Group Structure Chart. The Administrative Borrower shall have delivered to the Administrative Agent and the Lenders a copy of a group structure chart in respect of the Company and its Subsidiaries, which shall include details of the percentage of share ownership and jurisdiction of incorporation of each Subsidiary.

(v)          Net Working Capital. The Administrative Agent and the Lenders shall have received a certificate of the chief financial officer of the Company, which shall demonstrate in form and substance reasonably satisfactory to the Requisite Lenders that immediately after giving effect to any Initial Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Company and its Subsidiaries would have satisfied the net working capital covenant at Section 6.7(b) based upon the pro forma balance sheet delivered pursuant to 3.1(m).

(w)         Minimum Liquidity. The Administrative Agent and the Lenders shall have received a certificate of the chief financial officer of the Company, which shall demonstrate in form and substance reasonably satisfactory to the Requisite Lenders that immediately after giving effect to any Initial Term Loans to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Company and its Subsidiaries would have satisfied minimum liquidity covenant at Section 6.7(c) based upon the pro forma balance sheet delivered pursuant to Section 3.1(m).

(x)          SGF, LLC Closing Date. SGF, LLC shall have entered into this Agreement and shall have made its pro rata share of the Initial Term Loans available to the Administrative Agent for payment to the Borrowers on the Closing Date.

(y)          No Material Adverse Change. Since December 31, 2015, no undisclosed event, circumstance or change (not disclosed as of the Closing Date) shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(z)          Funds Flow. The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date a funds flow memorandum, in form and substance reasonably satisfactory to it.

(aa)         Service of Process. On the Closing Date, the Administrative Agent shall have received evidence that A.M. Castle & Co. (Canada) Inc. has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give the Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

(bb)        “Know Your Customer” Checks. The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been requested not less than two Business Days prior to the Closing Date.

(cc)         Specified Representations. On the Closing Date, the Specified Representations shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of that Closing Date to the same extent as though made on and as of that date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date).

(dd)        Warrants. Each Lender shall have received Warrants in a proportion equal to its Pro Rata Share on or before the Closing Date.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2         Conditions to each Delayed Draw Term Loan.

(a)          Conditions Precedent. The obligation of each Lender to make any Delayed Draw Term Loan on any Delayed Draw Funding Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)           The Administrative Agent shall have received a fully executed and delivered Delayed Draw Funding Notice;

(ii)          as of such Delayed Draw Funding Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that (A) by their terms are qualified by materiality or a Material Adverse Effect or (B) are set forth in Section 4.8, which representations and warranties shall be true and correct in all respects) on and as of that Delayed Draw Funding Date to the same extent as though made on and as of that date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date); and

(iii)         as of such Delayed Draw Funding Date, no event shall have occurred and be continuing or would result from the consummation or making of the applicable Loan that would constitute an Event of Default or a Default.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances

3.3          Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent.

Section 4.             REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans to be made hereby, each Credit Party represents and warrants to each Lender on the Closing Date and on each Credit Date that the following statements are true and correct:

4.1         Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized or incorporated (as applicable), validly existing and in good standing under the laws of its jurisdiction of organization or incorporation (as applicable) as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where it is necessary to carry out its business and operations.

4.2         Capital Stock and Ownership. The Capital Stock of each of the Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Company or any of its Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the Transactions, of the name of the Company and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary. Except as set forth on Schedule 4.2, as of the Closing Date, neither the Company nor any of its Subsidiaries has any equity investments in any other corporation or entity.

4.3         Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4         No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of its Subsidiaries, any of the Organizational Documents of the Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5         Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent and the Lenders for filing and/or recordation, as of the Closing Date.

4.6         Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7         Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and any of its Subsidiaries taken as a whole. Since the date of the audited Historical Financial Statements, no Internal Control Event has occurred.

4.8         No Material Adverse Change. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.9         Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10       Payment of Taxes. Except as otherwise permitted under Section 5.3, the Company and its Subsidiaries have (i) timely filed or caused to be timely filed all United States federal and state income, Canadian federal and provincial income, and all other material Tax returns and reports required to be filed, (ii) paid or caused to be paid all United States federal and state and Canadian federal and provincial, and all other material Taxes, assessments, fees and other governmental charges imposed upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises, whether or not shown on such Tax returns or reports, except those being actively contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been set aside on its books. The Company knows of no proposed Tax assessment against the Company or any of its Subsidiaries which is not being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Each of the Credit Parties has been treated as a corporation for U.S. federal and applicable state and local Tax purposes at all times since its formation.

4.11       Properties.

(a)          Title. Each of the Company and its Subsidiaries has (i) good and marketable fee simple, or local equivalent, title to (in the case of fee interests in real property), (ii) good and valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are in good working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)          Real Estate. As of the Closing Date, Schedule 4.11 contains a true, accurate and complete list of (i) all Real Estate Assets, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, with respect to which such Credit Party is the landlord (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them, and (iii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, with respect to which such Credit Party is the tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. Each agreement listed in clause (ii) or (iii) of the immediately preceding sentence is in full force and effect and no default has occurred and is continuing thereunder. Each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Credit Party, no other party to any such agreement is in default of its obligations thereunder, and no Credit Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement. The Real Estate Assets constitute all of the material real estate used in the operation of the respective businesses of the Credit Parties. No Credit Party has any Contractual Obligation to purchase any real property or interest in real property. There is no pending or, to the best knowledge of each Credit Party, threatened, appropriation, condemnation or like Adverse Proceeding materially affecting the Real Estate Assets or any part thereof or of any sale or other disposition of the Real Estate Asset or any part thereof in lieu of condemnation. To the best knowledge of the Credit Parties, the Credit Parties’ use of the Real Estate Assets or any portion thereof does not, in any material respect, breach, violate or conflict with (i) any covenants, conditions or restrictions of record applicable thereto and binding on any Credit Party, or (ii) the terms and provisions of any applicable Record Document.

4.12       Environmental Matters.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to (A) any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, (B) any Environmental Claim, or (C) any Hazardous Materials Activity; (ii) there are and, to the Company’s and each of its Subsidiary’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries; and (iii) no event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that has resulted or could reasonably be expected to result in any losses, costs or expenses.

(b)          Neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.

(c)          Neither the Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

(d)          Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13       No Defaults. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

4.14       Material Contracts. Schedule 4.14 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts, together with any updates provided pursuant to Section 5.1(l), are in full force and effect and no material defaults by any Credit Party currently exist thereunder (other than as described in Schedule 4.14 or in such updates) except as would not be reasonably likely to result in a Material Adverse Effect.

4.15       Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16       Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.17       Employee Matters. The Company, its Subsidiaries, and their respective employees, agents and representatives have not committed any unfair labor practice as defined in the National Labor Relations Act that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There has been and is (a) no unfair labor practice charge or complaint pending against the Company or any of its Subsidiaries, or to the best knowledge of the Company and the Borrowers, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against the Company or any of its Subsidiaries or to the best knowledge of the Company and the Borrowers, threatened against any of them, in either event that could reasonably be expected to have a Material Adverse Effect, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority that could reasonably be expected to have a Material Adverse Effect, and (d) to the best knowledge of the Company and the Borrowers, no union representation question existing with respect to any of the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company and the Borrowers, no labor union organizing activity with respect to any employees of the Company or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.18       Employee Benefit Plans.

(a)          The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except as would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status except as would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Employee Benefit Plan except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.18, no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates except as would not reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan except as would not reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is $5,500,000. The Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(b)         With respect to Canadian Pension Plans (a) no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) that could result in any Credit Party being required to make an additional material contribution to the Canadian Pension Plan, (b) no material contribution failure has occurred with respect to any Canadian Pension Plan of any Credit Party sufficient to give rise to a lien or charge under any applicable pension benefits laws of any jurisdiction, (c) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan that is reasonably likely to result in any Credit Party incurring any material liability, fine or penalty except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Canadian Pension Plan of any Credit Party is in compliance in all material respects with all laws and any governmental rule or regulation applicable to the applicable Credit Party; all material contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all laws and any governmental rule or regulation applicable to any Credit Party and the terms of each such Canadian Pension Plan have been made in accordance with all laws and any governmental rule or regulation applicable to such Credit Party and the terms of each such Canadian Pension Plan; all material liabilities under each such Canadian Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Canadian Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Canadian Pension Plan; and no material event has occurred and no material conditions exist with respect to any Canadian Pension Plan that have resulted or could reasonably be expected to result in any Canadian Pension Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any material Taxes under any Applicable Laws and (d) no Credit Party maintains a defined benefit Canadian Pension Plan.

4.19        Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.20        Solvency. The Borrowers and their Subsidiaries on a consolidated basis are and, after giving effect to the Transaction, will be, Solvent.

4.21        Compliance with Statutes, etc. Each of the Company and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22        Disclosure. No representation or warranty of any Credit Party contained in any Credit Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Company or the Borrowers, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company or the Borrowers to be reasonable at the time made. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company or the Borrowers (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.23       Terrorism Laws and FCPA.

(a)         None of the Credit Parties is in violation of any Terrorism Law or engages in any transaction that evades or avoids or attempts to violate any of the Terrorism Laws.

(b)         None of the Credit Parties not any of their Subsidiaries is any of the following (each, a “Blocked Person”): (i) a person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (ii) a Person that is owned or controlled by, or that owns and controls any Person described in (i) above; or (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Terrorism Law.

(c)         None of the Credit Parties, nor any of their Subsidiaries, deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(d)         No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anti-bribery law. No Credit Party, nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor, to its knowledge, any of its agents or representatives, has: (i) directly or indirectly, made an “unlawful payment” within the meaning of, and is not in any other way in violation of, the FCPA or similar laws in any jurisdiction; (ii) used any corporate funds for any unlawful contribution, gift, entertainment or unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iv) paid any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment.

(e)         Each Credit Party is and will remain in compliance with all applicable economic sanctions laws and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act, and other federal, provincial, territorial, local or foreign laws relating to “know your customer” and anti-money laundering rules and regulations. Neither the Company nor any of its Subsidiaries or any of their Affiliates (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of Canadian economic sanctions laws such that a Canadian Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under Canadian law. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable laws.

4.24       Insurance. The properties of the Company and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.5. Schedule 4.24 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.25       Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

4.26       Security Interest in Collateral. The provisions of this Agreement and the other Credit Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

4.27       Affiliate Transactions. Except as set forth on Schedule 6.10, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.

4.28        Intellectual Property. Each Credit Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted, and except as would not reasonably be expected to have a Material Adverse Effect, the use thereof by the Credit Parties and its Subsidiaries does not infringe upon the rights of any other Person, and the Credit Parties rights thereto are not subject to any Liens other than Permitted Liens or any licensing agreement or similar arrangement. There is no material Adverse Proceeding alleging that the Credit Party and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any other person or challenging the Credit Party’s or any of its Subsidiary’s rights in or to any of the Intellectual Property owned by or licensed to the Credit Party or any of its Subsidiaries nor, to the best knowledge of each Credit Party, is there any basis for such an Adverse Proceeding. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”). To the best knowledge of each Credit Party, none of the Business Trade Secrets have been disclosed to any Person other than employees or contractors, business partners or advisors of the Credit Parties who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets. To the best knowledge of each Credit Party, no unauthorized disclosure of any Business Trade Secrets has been made.

4.29        Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained or complied with, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 5.                AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports. Unless otherwise provided below, the Administrative Borrower will deliver to the Administrative Agent and Lenders:

(a)          Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (including months which began prior to the Closing Date), the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

(b)         Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)         Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such financial statements a report thereon of Ernst & Young Global Limited (and its affiliated companies) or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to the Requisite Lenders (which report shall be unqualified as to going concern and scope of audit (and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof, (3) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (4) if the Company is then subject to Section 404 of the Sarbanes-Oxley Act of 2002, an attestation report as to management’s report on the Company’s internal control over financial reporting showing no Internal Control Event or Events;

Electronic versions (i.e., soft copies) of documents required to be delivered pursuant to Section 5.01(a), (b) or (c) shall be delivered by electronic mail from the Company to the Administrative Agent and, if so delivered, shall be deemed to have been delivered on the date on which the Administrative Agent posts such documents to the Platform, to which Ducera Partners LLC shall have access, which it shall do promptly following receipt of such documents.

(d)         Compliance Certificate. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)         Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(f)          Notice of Default. Prompt written notice (but, in any event, within three (3) days) (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company or any Borrower with respect thereto; (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of the Company has knowledge, which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrowers taken, are taking and propose to take with respect thereto;

(g)         Notice of Litigation. Prompt written notice (but, in any event, within three (3) days) of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Administrative Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any material Indebtedness of the Company or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to the Borrowers to enable Lenders and their counsel to evaluate such matters;

(h)         ERISA. (i) The occurrence of or forthcoming occurrence of any ERISA Event, a prompt written notice (but, in any event, within three (3) days) specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness (but, in any event, within three (3) days), copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(i)          Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.7 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Requisite Lenders and accompanied by a certificate from the chief financial officer of the Company certifying that the projections contained therein are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made and at the time of delivery thereof;

(j)          Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Requisite Lenders outlining all material insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and all material insurance coverage planned to be maintained by the Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)         Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any of the Borrowers;

(l)          Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of the Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Company or such Subsidiary, as the case may be, or that any Credit Party determines in good faith to be material to the Administrative Agent or the Lenders and (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by the Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)        Environmental Reports and Audits. As soon as practicable (but, in any event, within three (3) days) following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of the Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)         Information Regarding Collateral. The Administrative Borrower will furnish to the Collateral Agent written notice at least thirty (30) days prior to the occurrence of any change (i) in any Credit Party’s corporate name, jurisdiction of formation, principal place of business of chief executive office, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Administrative Borrower will furnish to the Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein once such Lien is known to the Administrative Borrower. The Administrative Borrower also agrees promptly to notify the Collateral Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;

(o)         Collateral Verification. Upon the request of the Administrative Agent (acting at the direction of the Requisite Lenders or Ducera Partners LLC), the Administrative Borrower shall deliver to the Collateral Agent an Officer’s Certificate (i) either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all Uniform Commercial Code financing statements and PPSA financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); provided, that the Borrower shall not be obligated to provide such certificate more frequently than twice per Fiscal Year;

(p)         Inventory Appraisals. The Collateral Agent shall have the right to conduct Inventory appraisals (or have other persons selected by the Collateral Agent conduct Appraisals); provided, that, such appraisals of Inventory shall be conducted at the Borrowers’ expense on no more than (A) two (2) occasions during the first year after the Closing Date, and (B) one (1) occasion during each year after the first anniversary of the Closing Date at the Borrowers’ expense, and (ii) upon the occurrence and continuance of an Event of Default, the Collateral Agent may conduct, at the Borrowers’ expense, additional Inventory appraisals or appraisals of Equipment, Real Estate Asset and other Collateral as the Collateral Agent shall deem necessary.

(q)         Aging Reports. Together with each delivery of financial statements of the Company and each other Credit Party pursuant to Sections 5.1(a), 5.1(b), and 5.1(c), the Company shall (i) deliver a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) deliver a summary of accounts payable aging report of each Credit Party as of the end of such period, in each case in form and substance satisfactory to the Requisite Lenders;

(r)          Update Calls. The Company shall make itself available to Ducera Partners LLC for verbal update calls on a monthly basis to discuss the Company’s existing contracts and customer agreements (such discussions shall include, as applicable, the Company informing Ducera Partners LLC of terminations of any of the Company’s previously existing customer contracts and customer agreements) and the Company’s financial position and liquidity.

(s)         Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify the Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(t)          Tax Returns. If requested by the Administrative Agent, as soon as practicable and in any event within fifteen (15) days following the later of the Administrative Agent’s request and the filing thereof, copies of each federal income Tax return filed by or on behalf of any Credit Party; and

(u)         Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders acting in such capacity or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary of the Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports submitted to any Credit Party by its auditors in connection with any audit of the books thereof and (D) such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent, including additional update information or additional update calls that are required by Ducera Partners LLC in relation to the Company’s financial position and liquidity.

Delivery of any reports, information and documents to the Agents pursuant to this Section 5.1 are for informational purposes only and the Agents’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from the interest contained therein, including the Credit Parties’ compliance with any of their covenants hereunder (as to which the Agents are entitled to rely exclusively on notifications delivered pursuant to this Agreement).

5.2          Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Credit Party other than the Borrowers or any of their Subsidiaries shall be required to preserve any such existence, right or governmental authorizations, qualifications, franchise, licenses and permits if such Person has total assets of $25,000 or less and such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3          Payment of Taxes and Claims. Each of the Company and its Subsidiaries shall: (i) file all United States federal and state income, Canadian federal and provincial income, and all other material Tax returns and reports required by Law to be filed by it; (ii) promptly pay all United States federal and state and Canadian federal and provincial, and all other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies), except any such Taxes or claims which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and (a) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or any of its Subsidiaries). If the BBA Rules apply to the Company or any of its Subsidiaries, with respect to any audit for any relevant taxable period, it shall cause a valid and timely election (as provided in Section 6226(a) of the BBA Rules and any corresponding state and local elections) to be made in connection with any such audit and to take such other actions, in each case, to ensure, to the maximum extent possible under applicable Law, that it is not subject to any amount of Entity Taxes.

5.4          Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material assets used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases or licenses to which it is a party as lessee or licensee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

5.5          Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to the Requisite Lenders, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such applicable policy of insurance mentioned above shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Requisite Lenders, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy and that no act or default of the Company or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies in case of loss or damage.

5.6          Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Credit Parties authorize such accountants to discuss with the Administrative Agent and Lender and such representatives the affairs, finances and accounts of the Company and its Subsidiaries. The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide the Administrative Agent and each Lender with access to its customers and suppliers.

5.7         Lenders Meetings. The Borrowers will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Administrative Borrower and the Administrative Agent) at such time as may be agreed to by the Administrative Borrower and the Administrative Agent.

5.8         Compliance with Laws.

(a)          Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and the laws set out at Section 4.23(e)). Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

(b)          For each existing, or hereafter adopted, Canadian Pension Plan, each Credit Party shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(c)          All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan shall be paid or remitted by each Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(d)          No Credit Party shall establish any defined benefit Canadian Pension Plan.

5.9          Environmental.

(a)          Environmental Disclosure. The Administrative Borrower will deliver to the Administrative Agent and Lenders:

(i)          as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)         promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state, provincial, territorial or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by the Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the Borrowers’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)        as soon as practicable following the sending or receipt thereof by the Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state, provincial, territorial or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether the Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)        prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that could reasonably be expected to (A) expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)         with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)          Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Right of Access and Inspection. With respect to any event described in Section 5.9(a), if an Event of Default has occurred and is continuing, if the Administrative Agent reasonably believes that the Company or any Subsidiary has breached any representation, warranty or covenant related to environmental matters (including those contained in Sections 4.9, 4.12, 5.8 or 5.9) or otherwise in the discretion of the Administrative Agent:

(i)          The Administrative Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times for the purposes of observing the Facilities. Such access shall include, at the reasonable request of the Administrative Agent, access to relevant documents and employees of the Company and its Subsidiaries and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Credit Parties shall conduct such tests and investigations on the Facilities or relevant portion thereof, as reasonably requested by the Administrative Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing and if a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent, or, in the absence of an Event of Default, in the discretion of the Administrative Agent, without requesting that the Credit Parties undertake such investigation, the Administrative Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations. The Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility.

(ii)         Any observations, tests or investigations of the Facilities by or on behalf of the Administrative Agent shall be solely for the purpose of protecting the Lenders security interests and rights under the Credit Documents. The exercise of the Administrative Agent’s rights under this Subsection (c) shall not constitute a waiver of any default of any Credit Party or impose any liability on the Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of the Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities. The Administrative Agent may, in its sole discretion, disclose to the applicable Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of the Administrative Agent to disclose any such report or finding to any third party, then the Administrative Agent shall endeavor to give the applicable Credit Party prior notice of such disclosure and afford such Credit Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of the Administrative Agent to give any such notice or afford such Credit Party the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Each Credit Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Credit Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Credit Party without advice or assistance from the Administrative Agent.

(d)          If counsel to the Company or any of its Subsidiaries reasonably determines that provision to the Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then the Company or its Subsidiary shall not be obligated to deliver such document to the Administrative Agent but shall provide the Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of the Administrative Agent, the Company and its Subsidiaries shall take all reasonable steps necessary to provide the Administrative Agent with the factual information contained in any such privileged document.

5.10        Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of the Company, the Company shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(c), 3.1(i), 3.1(j), 3.1(k), and 3.1(n). In the event that any Person becomes a Foreign Subsidiary of the Company, and the ownership interests of such Foreign Subsidiary are owned by the Company or by any Domestic Subsidiary thereof, the Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(c), and the Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(i) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in one hundred percent (100%) of such ownership interests. With respect to each such Subsidiary, the Administrative Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11        Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(i) (but to include, in the case of a Material Real Estate Asset that is a Leasehold Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest), with respect to each such Material Real Estate Asset to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien (subject to Permitted Liens) in such Material Real Estate Assets; provided, that notwithstanding the foregoing, such Credit Party shall only be required to use commercially reasonable efforts to obtain and deliver the applicable items listed above in connection with any Material Real Estate Asset that is a Leasehold Property.

5.12        Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or Collateral Agent (in each case, acting at the direction of the Requisite Lenders) may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrowers and the Guarantors (including Capital Stock of the Borrowers (other than the Company), the Guarantors and their direct Subsidiaries) (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries), and shall give the Collateral Agent prompt written notice of its acquisition of any asset or assets with a value in excess of $25,000 to the extent that the Collateral Agent’s security interest therein to secure the Obligations will not be perfected by the Uniform Commercial Code filings currently in effect at such time.

5.13        Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a)          Non-Consolidation. The Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)          Cash Management Systems. The Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Requisite Lenders, including with respect to blocked account arrangements.

5.14        Use of Proceeds. The proceeds of the Loans will be used only for the purposes described in Section 2.4. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.15        Post-Closing Matters. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, to the extent not delivered on the Closing Date the Company shall be required to deliver to the Administrative Agent, the Collateral Agent and the Lenders each deliverable required by Schedule 5.15 within the applicable period set forth in Schedule 5.15 (as such period may be extended by the Requisite Lenders in their sole discretion).

5.16        Foreign Credit Support Parties. The Company shall require each of its Foreign Subsidiaries to become a Foreign Credit Support Party, to grant and perfect First Priority security interests over all or substantially all of the assets of each such Foreign Subsidiary in favor of the Collateral Agent to secure the Obligations and to satisfy the conditions set out at Schedule 5.16, provided that the Company shall not be required to grant such guarantees or security with respect to any jurisdictions in which the Requisite Lenders determine in their sole discretion that the cost or other consequence of obtaining such guarantee, security interest or perfection thereof are excessive in relation to the value afforded thereby.

Section 6.               NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness of any Guarantor to any Borrower or to any other Guarantor, or of any Borrower to any Guarantor; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Requisite Lenders, and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to such Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c)          Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with dispositions of any business, assets or Subsidiary of the Borrowers or any of their Subsidiaries permitted hereunder; provided that with respect to any asset with a value in excess of $250,000, such Indebtedness shall be in an amount acceptable to the Requisite Lenders;

(d)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts maintained by a Credit Party as part of its ordinary cash management program;

(f)           performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(g)          guaranties by the Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Company of Indebtedness of the Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(h)          Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof, including those relating to amortization, maturity, collateral and subordination, are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and are otherwise on prevailing market terms and conditions, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i)           Indebtedness of the Company or any of its Subsidiaries with respect to Capital Leases; provided, the principal amount of such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under clause (j) below, shall not exceed at any time $3,000,000 in the aggregate;

(j)           purchase money Indebtedness of the Company or any of its Subsidiaries; provided, (i) any such Indebtedness (A) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (B) shall not exceed the fair market value of such asset at the time acquired, and (ii) the aggregate amount of all such Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under clause (i) above, shall not exceed at any time $3,000,000 in the aggregate;

(k)          Rate Management Transactions commodities hedging by the Company or any of its Subsidiaries entered into in the ordinary course of business to hedge metals pricing risk and for non-speculative purposes;

(l)           Obligations relating to operating leases that are reclassified as Capital Leases after the Closing Date pursuant to a change in accounting rules under GAAP;

(m)        without duplication of clause (h) above, Indebtedness of any Foreign Subsidiary owing to any Credit Party outstanding as of the Closing Date and set forth on Schedule 6.1;

(n)         Indebtedness of any Foreign Subsidiary owing to any Credit Party (i) with respect to Debt for Borrowed Money which is advanced, issued or incurred after the Closing Date in an amount not to exceed $12,000,000; provided that the proceeds of any such Indebtedness shall be used only for working capital funding of or in the ordinary course of business of such Foreign Subsidiary, and (ii) related to sales and/or transfers of inventory to foreign subsidiaries as well as cost allocations in the ordinary course of business and in accordance with past practice;

(o)         without duplication of clause (h) above, Indebtedness of any Foreign Subsidiary owing to another Foreign Subsidiary (i) which is outstanding as of the Closing Date in an amount not in excess of $12,000,000 in the aggregate and set forth on Schedule 6.1 and (ii) which is advanced, issued or incurred after the Closing Date in an amount not in excess of $5,000,000 in the aggregate at any time; and

(p)         other unsecured Indebtedness of any Credit Party in an aggregate principal amount not to exceed $5,000,000; provided that (i) no principal amounts on any Indebtedness incurred under this clause shall be payable until at least 180 days after the Maturity Date and (ii) the rate of any interest payable in cash on any Indebtedness incurred under this clause shall be no greater than 10.0% per annum, provided, that no Indebtedness otherwise permitted by clauses (h), (i), (j), (k), (m) or (n) shall be assumed, created, or otherwise refinanced if a Default or Event of Default has occurred or would result therefrom.

6.2          Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or PPSA of any province or territory or under any similar recording or notice statute, except:

(a)         Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)         Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or for Taxes not yet due and payable;

(c)         statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)         Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)         easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)         Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)         purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements filed in any jurisdiction, relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any Closing Date Mortgaged Property or Material Real Estate Asset or the ordinary conduct of the business of the Company or such Subsidiary;

(k)         non-exclusive licenses of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary;

(l)          Liens described in Schedule 6.2 or on a Title Policy delivered pursuant to Section 3.1(i)(iii);

(m)          Liens securing Indebtedness permitted pursuant to Section 6.1(h), (j) or (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and

(n)           Guarantees otherwise permitted pursuant to Sections 6.1(f), (g) and (h).

6.3          No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereby or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.8and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4          Taxes. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any entity classification election without the consent of the Administrative Agent and the Lenders, such consent not to be unreasonably withheld, conditioned or delayed.

6.5          Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (c) make loans or advances to the Company or any other Subsidiary of the Company, or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company; in each case, other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) on the disposition of assets contained in agreements relating to the sale of assets, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder. No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Domestic Subsidiary of the Company from becoming a Credit Party.

6.6          Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Subsidiaries of the Company that are Guarantors;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(d)           intercompany loans to the extent permitted under Section 6.1(b);

(e)           loans and advances to employees of the Company and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.6 and (ii) any refinancings of such loans after the Closing Date, with such loans described under (i) and (ii) in an aggregate amount not to exceed $1,000,000; provided that loans and advances made under this provision do not violate Section 402 of the Sarbanes-Oxley Act;

(f)            Investments described in Schedule 6.6;

(g)           as expressly permitted pursuant to Section 6.7 and Section 6.1;

(h)           obligations expressly permitted under Section 6.1(l);

(i)            Equity Interests or other obligations issued to Credit Parties by any Person (or the representative of such Person) in compromise or settlement of Indebtedness of such Person owing to Credit Parties (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Credit Party securing any such obligations;

(j)            investments by Credit Parties and their Subsidiaries in the form of Equity Interests received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Credit Party or Subsidiary to the extent permitted under Section 6.8;

(k)           extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practice or otherwise in the ordinary course of business;

(l)            Investments in any Foreign Subsidiary, provided that the aggregate amount of such Investments made or advanced after the Closing Date shall not exceed $12,000,000 and provided further that the amount of any such Investment shall be used only for working capital funding of or in the ordinary course of business of such Foreign Subsidiary;

(m)          Investments in any Foreign Subsidiary that are permitted by Section 6.1(m), 6.1(n)(ii) or 6.1(o) above;

(n)           Investments in assets of up to $5,000,000 (net of operating liabilities) in connection with and comprised of the acquisition of inventory, receivables, and other operating assets (other than owned Real Estate Assets) which are unencumbered by Indebtedness and which are purchased for purpose of rationalizing such acquired assets with the assets or facilities of the Borrower; provided that such rationalization shall not result in an increase in the number of locations leased by the Company after giving effect to any termination of either the acquired assets’ location or an existing Company location; and

(o)           notwithstanding the foregoing, no Investment otherwise permitted by clause (d), (e), (i), (j), (l), (m) or (n) shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom.

6.7          Financial Covenants.

(a)          Minimum Consolidated Adjusted EBITDA. The Company shall not permit Consolidated Adjusted EBITDA for the periods indicated in the table below, beginning with the Fiscal Quarter ending March 31, 2017 to be less, in aggregate, than the correlative amount indicated:

Applicable Period	Minimum Consolidated Adjusted EBITDA
January 1, 2016 through Fiscal Quarter ending March 31, 2017	$2,000,000
January 1, 2016 through Fiscal Quarter ending June 30, 2017	$6,500,000
January 1, 2016 through Fiscal Quarter ending September 30, 2017	$10,500,000
January 1, 2016 through Fiscal Quarter ending December 31, 2017	$14,000,000
April 1, 2017 through Fiscal Quarter ending March 31, 2018	$16,000,000
July 1, 2017 through Fiscal Quarter ending June 30, 2018	$17,500,000

(b)           Minimum Net Working Capital. The Company shall not permit Net Working Capital at any time to be less than the product of (x) the aggregate principal amount of all outstanding Loans at such time and (y) 1.05.

(c)           Minimum Liquidity. The Company shall not permit Consolidated Liquidity to be less than $20,000,000 at any time.

(d)          Certain Calculations. With respect to any period during which an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by the Requisite Lenders in their sole discretion) using the historical audited financial statements of any business to be sold and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8          Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures permitted hereunder in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           so long as no Default or Event of Default has occurred and is continuing (or results therefrom) (i) any Subsidiary of the Company may be merged or amalgamated with or into the Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Guarantor; provided, in the case of such a merger or amalgamation, the Company or such Guarantor, as applicable, shall be the continuing or surviving Person and (ii) any Subsidiary that is not a Credit Party may be merged or amalgamated with or into another Subsidiary that is not a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Subsidiary that is not a Credit Party;

(b)           sales or other dispositions of assets (i) that do not constitute Asset Sales or (ii) made to the Company or any Guarantor;

(c)           Asset Sales, the proceeds of which are less than $100,000 individually or in the aggregate for any Fiscal Year; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company (or similar governing body)), (2) no less than one hundred percent (100%) (less any Taxes paid as a result of the transfer of the Net Asset Sale Proceeds to the Company) thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a);

(d)           disposals of obsolete or worn out property; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company (or similar governing body));

(e)           Investments made in accordance with Section 6.6.

6.9          Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualified directors if required by applicable law; or (b) directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to a Borrower or Guarantor (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualified directors if required by applicable law.

6.10        Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Company or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or Subsidiary to any Person (other than the Company or any of its Subsidiaries) in connection with such lease.

6.11        Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Company and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Company and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Company and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.10. The Administrative Borrower shall disclose in writing each transaction with any holder of five percent (5%) or more of any class of Capital Stock of the Company or any of its Subsidiaries or with any Affiliate of the Company or of any such holder to the Administrative Agent and the Lenders.

6.12        Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses similar to or engaged in by such Credit Party on the Closing Date.

6.13        Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.14        Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

6.15        Deposit Accounts.

(a)           Other than in respect of the Excluded Accounts, the Designated Bank of America Concentration Account (as defined in the Pledge and Security Agreement) and the Canadian Accounts, no Credit Party shall establish or maintain a Deposit Account or Securities Account that is not subject to a Control Agreement and no Credit Party will deposit Collateral (including the proceeds thereof) or the proceeds of Loans in a Deposit Account or Securities Account that is not subject to a Control Agreement.

(b)           The Credit Parties shall not permit the aggregate balance of the Canadian Accounts to exceed the Dollar equivalent of $1,500,000 during any two consecutive Business Days at which the Canadian Accounts are not subject to a Control Agreement.

(c)           The Credit Parties shall not permit the balance of the Designated Bank of America Concentration Account (as defined in the Pledge and Security Agreement) to exceed $2,500,000 during any two consecutive Business Days.

6.16        Amendments to Organizational Agreements. No Credit Party shall amend or permit any amendments to any Credit Party’s Organizational Documents if such amendment, termination, or waiver would be materially adverse to the Administrative Agent or the Lenders.

6.17        Prepayments of Certain Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8, (iii) obligations under the Existing Credit Agreement, (iv) the 2017 Convertible Notes and (v) up to $12,500,000 of the Second Lien Secured Notes.

6.18        Issuance of Capital Stock. No Credit Party (other than the Company) shall, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock, except to the extent such issuance is to its direct parent, and such Person is also a Credit Party. The Company shall not issue or sell any Disqualified Capital Stock.

Section 7.            GUARANTY

7.1          Guaranty of the Obligations. Subject to the provisions of Sections 7.2, 7.16, 7.17, 7.18 and 7.19, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (or any equivalent provision in any applicable jurisdiction) (collectively, the “Guaranteed Obligations”); provided, however, that the guaranty by Castle Canada of Guaranteed Obligations representing any amount in respect of interest obligations shall only apply to the extent such interest obligations are not duly paid by the Borrowers.

7.2           Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law or any equivalent provision in any applicable jurisdiction; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of the Guaranteed Obligations (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3           Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7.8), the Borrowers agree that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Guaranteed Obligation of the Borrowers, the Borrowers shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Collateral Document to satisfy in whole or in part a Guaranteed Obligation of the Borrowers, the Borrowers shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

7.4           Contribution and Subrogation. Each Contributing Guarantor agrees (subject to Section 7.8) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor shall be sold pursuant to any Collateral Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 7.3 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10 the date of the Counterpart Agreement executed and delivered by such Subsidiary Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 7.4 shall be subrogated to the rights of such Claiming Guarantor under Section 7.3hereof to the extent of such payment. The provisions of this Section 7.4 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

7.5           Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.6          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Company and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary could have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.7          Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.6 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.8          Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.9           Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof; provided that so long as no Event of Default has occurred and is continuing any Indebtedness of the Borrowers or any Guarantor may be paid to and received by an Obligee Guarantor.

7.10        Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.11        Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.12        Financial Condition of Borrowers. Any Loan may be made to any Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

7.13        Bankruptcy, etc.

(a)           So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.14        Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.15        Taxes. The provisions of Section 2.15 apply to all sums payable by any Guarantor hereunder pursuant to this Section 7 and under the other Credit Documents which shall be paid free and clear of, and without any deduction or withholding on account of, any Tax.

7.16        Maximum Liability. Other than Castle Canada, each Guarantor and, by its acceptance of this Guaranty, each Secured Party hereby confirms that it is the intention of all such persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Secured Parties and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

7.17        Indemnity. With respect to Castle Canada (in its capacity as a Guarantor), if any or all of the Guaranteed Obligations are not duly paid by the Borrowers and are not recoverable under Section 7.1 for any reason whatsoever, Castle Canada (in its capacity as a Guarantor) will, as a separate and distinct obligation, indemnify and save harmless the Secured Parties from and against all losses resulting from the failure of the Borrowers to pay such Guaranteed Obligations.

7.18        Primary Obligation. If any or all of the Guaranteed Obligations are not duly paid by the Borrowers and are not recoverable under Section 7.1 or the Secured Parties are not indemnified under Section 7.17, in each case, for any reason whatsoever, such Guaranteed Obligations will, as a separate and distinct obligation, be recoverable from Castle Canada (in its capacity as a Guarantor) as primary obligor.

7.19        Subrogation. Castle Canada (in its capacity as Guarantor) will not be entitled to any right of subrogation until (i) each Guarantor performs or makes payment to the Secured Parties of all amounts owing by such Guarantor to the Secured Parties under this Guarantee and (ii) the Guarantee Obligations are performed and paid in full.

Section 8.             EVENTS OF DEFAULT

8.1           Events of Default. If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due the principal of and premium on, if any, or Exit Fee with respect to, any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three (3) Business Days of when such obligations become due and payable, any interest on any Loan or any fee or any other amount due hereunder.

(b)           Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $2,500,000 or more with an aggregate principal amount of $2,500,000 or more, in each case beyond the grace period, if any, provided therefore; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Borrower or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or any Event of Default under and as defined in the Subordinated Indebtedness shall occur; or

(c)           Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Section 5.1, Section 5.2, Section 5.15 or Section 6; or

(d)           Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency reorganization, liquidation or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable foreign or domestic federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, reorganization, liquidation or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Claims, Judgments and Attachments. (a) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets or (b) the Company or any of its Subsidiaries shall enter into a settlement in respect of any actual or threatened action, suit, investigation, litigation or proceeding or other regulatory or legal development involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000; or

(i)            Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)            Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA; or

(k)           Change of Control. A Change of Control shall occur; or

(l)            Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to maintain custody of Collateral actually within its possession, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m)          Subordinated Indebtedness. Any Subordinated Indebtedness shall not be subordinated to the Obligations under this Agreement or any Collateral Document under the terms of any document creating or evidencing the terms of such Subordinated Indebtedness, including any intercreditor agreement; or

(n)           Material Adverse Effect. There shall occur any condition, act, event or development that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to the Administrative Borrower by the Administrative Agent (which may be given at its election or at the direction of the Requisite Lenders) with respect to any of all of the following, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) the Exit Fee and (III) all other Obligations; and (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents. If the Obligations are accelerated for any reason, including, without limitation, as a result of any Event of Default described in Section 8.1(f) or 8.1(g), the Exit Fee (which shall equal 2% of the Obligations so accelerated) shall be immediately due and payable, regardless of whether such Obligations are or were voluntarily or involuntarily prepaid, satisfied or otherwise discharged, and shall constitute part of the Obligations.

8.2          Acceleration as a Result of an Event of Default. If the Loans are accelerated or otherwise become due and payable pursuant to Section 8.1 (including, without limitation, as a result of the occurrence of the Event of Default specified under Section 8.1(f) and/or 8.1(g)) the Exit Fee shall become due and payable on such Loans; and such Exit Fee shall equal the Exit Fee calculated on the date of any payment as if, as the case may be, (x) such acceleration was a prepayment of the Loans in full or (y) the entire outstanding principal amount of such Loans became due and payable as if such event was a prepayment of the Loans in full.

Section 9.             AGENTS

9.1           Appointment of Agents. Cantor Fitzgerald is hereby appointed Administrative Agent and Collateral Agent hereunder (and the Manitoba Collateral Agent is appointed mortgagee under the Manitoba Mortgage) and under the other Credit Documents and each Lender hereby authorizes Cantor Fitzgerald, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof other than provisions which provide specific rights for the Credit Parties. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.

9.2           Powers and Duties. Each Lender irrevocably authorizes each Agent to execute and deliver the Credit Documents and to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender (regardless of whether a Default or Event of Default shall have occurred or be continuing); and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3           General Immunity.

The Agents’ duties hereunder and under the other Credit Documents are solely mechanical and administrative in nature and the Agents shall not have any duties or obligations except those expressly set forth herein and in the other Financing Agreements. Without limiting the generality of the foregoing:

(a)           No Responsibility for Certain Matters. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the existence, value, perfection or priority of any Lien or security interest created or purported to be created by the Credit Documents, (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein. Neither the Agent nor any Indemnitee Agent Party shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent or any other Person given in, pursuant to or in connection with any Credit Document, (vi)for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations or (vii) as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b)           Action Upon Instructions. The Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise upon the written direction of the Requisite Lenders (including, in the Agent’s discretion, instructions by e-mail from counsel to the Requisite Lenders) or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law; provided further that no Agent shall be required to take any action unless the written direction of the Requisite Lenders with respect to such action includes an agreement to indemnify such Agent to the Agent’s satisfaction with respect to such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

(c)           Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the Pledge and Security Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document.

(d)            Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” the Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.4          Reliance by Agents.

(a)             The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loans that by its terms must be fulfilled to the satisfaction of a Lender or Requisite Lenders, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loans. The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting hereunder or under any other Credit Document in accordance with the instructions of the Requisite Lenders or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Requisite Lenders other than with respect to the such Agent’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

(b)            For the purposes of determining the amount of any reserves to be established in connection with the calculation of the Company’s Eligible Inventory and Eligible Accounts, the Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, the instructions of Ducera Partners LLC for determinations with respect to reserves established as at the Closing Date and the instructions of the Requisite Lenders thereafter, and the Agent shall not have any duty to exercise any discretion in connection therewith.

9.5          Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to any participation by it in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.6         Lenders’ Representations, Warranties and Acknowledgment.

(a)       Each Lender represents and warrants to the Agents that it has made its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with the making of Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)       Each Lender, by delivering its signature page to this Agreement and funding its Initial Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.7         Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, fee, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.7 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents, or the resignation or removal of the Agent.

The Lenders agree not to assert any claim against the Agent, or any of its Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Loans, the Credit Documents or any of the transactions contemplated by the Credit Documents.

9.8         Successor Administrative Agent.

(a)       The Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Administrative Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to the Administrative Borrower, to appoint a successor Administrative Agent and Collateral Agent. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation, then the retiring Administrative Agent and Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be reasonably requested by the successor Administrative Agent or Collateral Agent in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 and Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.

(b)       Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Cantor Fitzgerald or to any Lender without the prior written consent of, or prior written notice to, the Administrative Borrower or the Lenders; provided that the Borrowers and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Administrative Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(c)       Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 and of Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agents, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agents and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.9         Collateral Documents and Guaranty.

(a)       Agents under Collateral Documents and Guaranty. Each Lender hereby further irrevocably authorizes each Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, the applicable Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.14 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Upon request by the Agents at any time, Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant hereto. Except with respect to the standard of care described below, the Agents shall have no obligation to perfect or determine whether the Liens granted to the Collateral Agent herein or pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority. With respect to the perfection of any Liens granted hereunder, the Agents shall be entitled to rely solely on the direction of the Requisite Lenders and their representatives and counsel as to whether such Liens have been properly granted. Except as directed by the Requisite Lenders (subject to the terms hereof), the exercise of reasonable care in the custody of any collateral in its possession and the accounting for moneys actually received by it hereunder, the Agents shall have no duties as to any collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any collateral. The Agents shall be deemed to have exercised reasonable care in the custody and preservation of collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Agent accords its own property.

(b)       Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent (and the Manitoba Collateral Agent acting at the direction of the Collateral Agent with respect to the Manitoba Mortgage), and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

9.10       Posting of Approved Electronic Communications.

(a)       Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c)       Platform. Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d)       No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e)       Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(f)       No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

9.11       Proofs of Claim. The Lenders and the Borrowers hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due to the Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b)       to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.11 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

9.12       Violations of Terrorism Laws. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program or other requirements imposed by the Patriot Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100 and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the Patriot Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the Patriot Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

9.13       Anti-Money Laundering Legislation.

(a)       Each Credit Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Patriot Act, and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding each Credit Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Party, and the transactions contemplated hereby. The Company shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)          If the Administrative Agent has ascertained the identity of the Credit Parties or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)       shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)      shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

9.14       Credit Bid. The Credit Parties and Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Requisite Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

Section 10.          MISCELLANEOUS

10.1       Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2       Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly (a) all the actual and reasonable costs and documented out-of-pocket expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented costs of furnishing all opinions by counsel for the Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (d) all the reasonable and documented costs and documented out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.15(d) and (d), search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented costs and fees, out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers whether internal or external (including Ducera Partners LLC in connection with the preparation of relevant reports in respect of the Company); (f) all the reasonable costs and documented out-of-pocket expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and (g) after the occurrence of a Default or an Event of Default, all reasonable and documented costs and out-of-pocket expenses, including attorneys’ fees, disbursements and other charges (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3       Indemnity.

(a)       In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities (except for any Indemnified Liability for Taxes, which shall be governed exclusively by Sections 2.14 and 2.15), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise solely from the bad faith, gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)       To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)       Without prejudice to the survival of any other agreement of any Credit Party hereunder or under any other Credit Document, the agreements and obligations of the Borrowers contained in this Section 10.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Credit Documents or the resignation or removal of any Agent.

10.4       Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5       Amendments and Waivers.

(a)          Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, the Administrative Agent and, if party thereto, the Collateral Agent, with the consent of the Requisite Lenders.

(b)          Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)         extend the scheduled final maturity of any Loan or Note of such Lender;

(ii)        waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

(iii)       reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” (which may be affected by consent of the Requisite Lenders) and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv)       extend the time for payment of any such interest or fees to such Lender;

(v)        reduce the principal amount of any Loan;

(vi)       amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii)      amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of the Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(viii)     release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)       consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided, however, that the Agency Fee Letter may be amended or modified, or the rights or privileges thereunder waived, in writing executed only by the parties thereto.

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)          Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6       Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Register. The Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only the Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform and not varying percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)           to any Eligible Assignee upon the giving of notice to the Administrative Borrower and the Administrative Agent; and

(ii)          notwithstanding clause (i) above:

(A)       in the six month period starting on the Closing Date, each Initial Lender shall not be permitted to assign to any Person that is not an Initial Lender Commitments and Loans in an aggregate principal amount greater than 49.9% of (i) the Initial Term Loan Commitments and Delayed Draw Term Loan Commitments as set forth against such Initial Lender’s name on Appendix A-1 and A2 respectively, plus (ii) the principal amount of any Initial Term Loans and Delayed Draw Term Loans advanced by such Initial Lender, plus (iii) the aggregate principal amount of all Commitments and Loans acquired by such Initial Lender from another Initial Lender pursuant to this Clause 10.6, less (iv) the aggregate principal amount of all Commitments and Loans transferred by such Initial Lender to another Initial Lender pursuant to this Clause 10.6; and

(B)       after the expiry of the six month period starting on the Closing Date, the Initial Lenders shall be entitled to assign any or all of the original Commitments and Loans hereunder to any Eligible Assignee.

(d)          Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.15(g).

(e)          Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Administrative Borrower and shall maintain a copy of such Assignment Agreement.

(f)           Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(g)          Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” (as defined in the applicable Assignment Agreement): (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)          Participations. Each Lender shall have the right at any time to sell one or more participations in all or any part of its Commitments, Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the holder of any such participation (a “Participant”), agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.18 with respect to any Participant. The Borrowers agree that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section; provided, (i) a Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent, (ii) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15 as though it were a Lender, and (iii) a Participant shall not be entitled to the benefits of Sections 2.14 and 2.15 unless such Participant agrees to be subject to the provisions of Sections 2.16 and 2.18 as if it were an assignee under this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans, Commitments or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any other information relating to a participant’s interest in any commitments, loans or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i)           Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7       Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrowers acknowledge and agree, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.13, 2.14, 2.15, 10.2, 10.3 and 10.4, shall be considered a Lender. The Borrowers shall not be required to pay any amount under Sections 2.13, 2.14, 2.15, 10.2, 10.3 and 10.4 that is greater than the amount which they would have been required to pay had no grant been made by a Granting Lender to a SPC.

10.8       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9       Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14, 2.15, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(c) and 9.7 shall survive the payment of the Loans and the termination hereof.

10.10     No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11     Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12     Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.16     CONSENT TO JURISDICTION.

(a)       ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(aa) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)       EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR ON CORPORATION SERVICE COMPANY, LOCATED AT 1180 AVENUE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK 10036-8401, AND HEREBY APPOINTS CORPORATION SERVICE COMPANY AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CORPORATION SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.16 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

10.17     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18     Confidentiality. Each Lender shall hold all non-public information regarding the Company and its Subsidiaries and their businesses clearly identified as such by the Administrative Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.18 or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers, and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Administrative Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, the Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media. Notwithstanding any other provision of this Section 10.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Credit Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

10.19     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.20     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.21     Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart to this Agreement by telecopy transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

10.22     Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

10.23     Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in the Company, and each Credit Party and each Lender hereby expressly consents to such relationships.

10.24     Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefore shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

10.25     Force Majeure. In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that an Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

10.26     Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, the Administrative Borrower shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

10.27     Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

A.M. CASTLE & CO.
as Borrower and Administrative Borrower

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Executive Vice President, Chief Financial Officer and Treasurer

TOTAL PLASTICS, INC.
as Borrower

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President

A.M. CASTLE & CO. (CANADA) INC.
as Guarantor

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Director, Vice President, Finance, Chief Financial Officer and Treasurer

HY-ALLOY STEELS COMPANY
as Guarantor

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

[Signature page to the Credit and Guaranty Agreement]

KEYSTONE SERVICE, INC.
as Guarantor

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

KEYSTONE TUBE COMPANY, LLC
as Guarantor

By:	/s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

[Signature page to the Credit and Guaranty Agreement]

CANTOR FITZGERALD SECURITIES
as Administrative Agent and Collateral Agent

By:	/s/ James Bond
Name: James Bond
Title: Chief Operating Officer

HIGHBRIDGE INTERNATIONAL LLC
as Lender

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

HIGHBRIDGE TACTICAL CREDIT & CONVERTIBLES MASTER FUND, L.P.
as Lender

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

WHITEBOX ASYMMETRIC PARTNERS, L.P.
as Lender

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer and General Counsel

WHITEBOX CREDIT PARTNERS, L.P.
as Lender

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer and General Counsel

[Signature page to the Credit and Guaranty Agreement]

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.
as Lender

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer and General Counsel

WHITEBOX INSTITUTIONAL PARTNERS, L.P.
as Lender

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer and General Counsel

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP
as Lender

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

CORRE OPPORTUNITIES FUND, LP
as Lender

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

[Signature page to the Credit and Guaranty Agreement]

CORRE OPPORTUNITIES II MASTER FUND, LP
as Lender

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

WFF CAYMAN II LTD
as Lender

By:	/s/ Kenneth Nadel
Name: Kenneth Nadel
Title: Authorized Signatory

SGF, LLC
as Lender

By:	/s/ Reuben Donnelly
Name: Reuben Donnelly
Title: Authorized Signatory

[Signature page to the Credit and Guaranty Agreement]